Exhibit 96.3

TECHNICAL REPORT SUMMARY

SALT MINERAL RESERVE STATEMENT

COMPASS MINERALS INTERNATIONAL, INC.
COTE BLANCHE MINE
LOUISIANA, USA

Effective Date:     September 30, 2021
Initial Report Date:     November 29, 2021

Amended Report Date:    December 14, 2022

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25.0	Reliance on information provided by registrant	106
26.0	Date and signature page	107

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List of Abbreviations
Abbreviation	Unit or Term
%	percent
~	approximately
°	degree
AuEq	gold equivalent
C$	Canadian dollar(s)
EA	Environmental Assessment
EIS	environmental impact statement or environmental impact study
ft	foot or feet
g	Gram
G&A	general and administrative
g/t	grams per ton
gpm	gallons per minute
GSL	Great Salt Lake
h or hr	hour(s)
koz	thousand ounces
kt	thousand tons
L/s	liters per second
lb	pound or pounds
Mg/L	Milligrams per liter
min	minute
Mt	million tons
sec	second
SMU	selective mining unit
SRM	standard reference material
STM	short term modeling
t	ton(s) (2,000 lb)
t/d	tons per day
t/h	tons per hour
t/y	tons per year
TSF	tailings storage facility
US$	United States Dollar
y or yr	Year

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1	Executive Summary
The Cote Blanche mine is a production stage, underground mine that produces rock salt primarily for highway deicing customers through a series of depots located along the Mississippi and Ohio rivers (and their major tributaries) and chemical and agricultural customers in the Southern and Midwestern United States. The Cote Blanche mine is located in south-central Louisiana in the Parish of St. Mary (T15S, R7E), at the northern edge of Cote Blanche Hummoch, commonly called Cote Blanche Island.
Cote Blanche Island is situated between the Intra-Coastal Waterway and Cote Blanche Bay in the Gulf of Mexico. The Cote Blanche mine is approximately 124 miles west of New Orleans, Louisiana, and approximately 26 miles southeast of New Iberia, Louisiana, on the Gulf Coast.
The Company leases the entirety of Cote Blanche Island from a private ownership group, except for 115 acres of the southeastern sector of the island (the “115 Acre Tract”), for a total mineral lease of 1,520 acres. The lease grants salt rights to the Company for all salt from the ground surface downward 3,000 feet, except for salt located within the 115 Acre Tract. The lease also grants surface rights in the western and southwestern sectors of Cote Blanche Island, with access rights to the mine road that extends north-south from the surface lease area to the Cote Blanche Crossing.
The lease has an effective end date of June 30, 2060, unless earlier terminated. In the event that no actual mining is being completed during any five consecutive years, the lessor has the option to cancel the lease. As lessee, the Company may exercise two options to extend the term of the lease, each for a 25-year period upon the same terms and conditions contained in the lease. The Company is required to hoist a minimum of 1,500,000 tons of salt annually in order to keep the lease in full force and effect. Under the terms of the lease, the royalty for each calendar year is equal to the Net F.O.B. Mine Sales Revenue Per Ton (as defined below), multiplied by the Applicable Royalty Rate (as defined below), multiplied by the number of tons of salt hoisted from the Cote Blanche mine in that calendar year. The “Net F.O.B. Mine Sales Revenue Per Ton” for each calendar year is the quotient of the total bulk sales revenue (excluding any taxes) of the Company and its affiliates for salt sold from the Cote Blanche mine in bulk (in units of 1 short ton or more) (“Total Bulk Sales Revenue”) reduced for all freight in, freight out, fuel surcharge, additives, depot/warehouse storage, handling and operating costs, promotions/discounts and other costs as are properly deducted under generally accepted accounting principles in that calendar year, divided by the total number of tons sold. The number of tons of salt sold is the same number of tons used to generate the Total Bulk Sales Revenue. The “Applicable Royalty Rate” for 2014 and each succeeding calendar year is as follows: 2014, 4.7%; 2015, 4.9%; 2016, 5.1%’ 2017, 5.3%; and 2018 and thereafter, 5.5%.
The lease further provides that if, on or before January 1 of 2034, 2059 or 2084 (each, a “Review Year”), the lessor or the Company determines that, in operation, the royalty provisions of the

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lease result in the lessor receiving more or less than 5.5% of the fair value of salt at the minehead free of all costs at that point (the “Royalty Standard”).
The Cote Blanche mine operates with a production schedule targeting approximately 2.2 million tons of salt per year. That target can vary significantly depending on the severity of winter weather conditions and the resulting market demand for road salt.
Mining at the Cote Blanche mine occurs in 75-foot mining horizons at specific depths below the surface. To date, the salt dome has been mined at three levels, including the 1,300-foot level, which was mined from 1965 to 1986; the 1,100-foot level, which was mined from 1986 to 2002; and the current 1,500-foot level, which began in 1998 to and is expected to remain in operation through 2026. The Company is in the process of developing a ramp to an extension of the 1,300-foot level, for which mining is projected to start in 2022. Active mining on both the 1,300-foot level and the 1,500-foot level is anticipated to take place from 2022 to 2026. The Company’s current mine plan focuses on completion of the 1,500-foot level with future expansion to the 1,700-foot level and finally advancing to the 1,900-foot level. At this time, mining is not anticipated below the 1900-foot level.
There has been extensive historical oil and gas exploration on and adjacent to Cote Blanche Island, but the Company only has access to mapping and reports that are publically available from external subsurface exploration. While the historical data provide a strong depiction of the salt ore body, the Company has undertaken in-seam seismic and mud-rotary drilling to verify and validate salt diapir position, morphology and margin at the Cote Blanche mine. The nature of salt diapirs lends itself to a strong understanding of the homogeneity of the morphology and mineralogy of the ore body. Thus, the primary concerns within the salt diapir are understanding the margin of the diapir to support the mine plan by ensuring geotechnical stability, and mapping the localized presence of sandstone partings and seams that are encountered from time to time as well as sheer planes along margins of salt stock formations. The combination of historic data collected through externally funded and directed seismic and drilling programs for oil and gas exploration in strata surrounding the diapir, combined with Compass Minerals’ salt diapir morphology validation drilling has created a reasonably strong characterization of the definition of the salt diapir.
As the mining continues and progresses to the next deeper mining level at 1,700 feet and eventually to the 1,900-foot level, definition of the upper surface of the salt diapir is no longer necessary as mining will be below the current mining level. Therefore, mud-rotary drilling to validate the salt dome surface will no longer be necessary and instead the mining operation will continue its in-seam seismic data collection to assess the potential for potential anomalies, and as mining progresses to the outer margins of the mine plan, and verify that the lateral margins of the diapir are not within the Company’s self-determined, 400-foot setback of mineral extraction.
The Cote Blanche mine utilizes the room and pillar method of extraction. In this method, excavations (rooms) are recovered by mining and are alternated with areas of undisturbed salt

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(pillars) that form the necessary support for maintaining stability of the mine roof. The layout of the rooms and pillars and their respective sizes are optimized to maximize the ratio of salt extracted, relative to in situ salt, while still meeting safety and surface subsidence requirements. All levels in the current mine plan, 1,300-foot through the 1,900-foot levels, are currently mining or are planned to be operated in the same manner, with the same mining parameters and with the same set of unit operations, altered only by the footprint of the mining of the room and pillar method as modified to reflect the constraints of the planned level and the lateral constraints of the salt dome contours of each level.
The current room and pillar layout has an extraction ratio of approximately 56% within the mined room area, but the overall extraction ratio of the property, taking into account barrier pillars and unmined zones and interruptions from oil wells among other anomalies is about 51%. Rooms are mined in a progression of two phases creating a total room height of 75 feet when completed. The rooms have a nominal width of 50 feet and are bounded by 100-foot square pillars. Variations in room and pillar dimensions are observed due to production blasting and scaling, so values are approximate. To achieve 75 feet of height, rooms are initially developed using a 30 foot top-cut (horizontal drill and blast), which is then vertically drilled and blasted (benched) an additional 45 feet, with 5 feet of sub-drilling. Loading and hauling is completed with diesel powered loading equipment and haul trucks. Development mining typically leads ahead of benching or room advance by approximately one and a half years.
The process for salt production at the Cote Blanche mine focuses on particle size reduction of the salt product. Rock salt is processed and sized by underground crushers and the mill before it is hoisted to the surface. The mill has two distinct halves: the mine run circuit and the whole mill. Only chemical quality and non-chemical quality salt can be processed through the whole mill. Ice control quality salt is processed through the mine run circuit. Once the salt has been sized accordingly, it is either stockpiled or placed directly onto a barge for transport to market. The main stockpile area allows separate piles for chemical, non-chemical, and ice control grade salt.
The Cote Blanche mine is operated with modern mining equipment and utilizes subsurface improvements, such as vertical shaft lift systems, milling and crushing facilities, maintenance and repair shops and extensive raw materials handling systems. The milling and crushing facilities were constructed when the Cote Blanche mine developed the 1,500 foot level in 2001.
The Cote Blanche mine has procured and is operating in compliance with required operating licenses, including permits pertaining to mineral extraction, effluent discharge and air permitting. The Company will be required to renew the current air permit at the Cote Blanche mine, which is administered by the Louisiana Department of Environmental Quality, when it expires in December 2026. Surface water discharges from the site are regulated under Louisiana Pollutant Discharge Elimination System (LPDES) permit LA0103233. The permit requires discharge monitoring for effluent flows from the three outfalls that discharge into the saline waters of the Intracoastal Waterway and Cote Blanche Bay. The State of Louisiana does not

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require an operating permit for the Cote Blanche mine. Air and NPDES permits are maintained by the site. The site is located in a Coastal Protection Zone and therefore any new site disturbance requires permitting by the U.S. Army Corps of Engineers and the Louisiana Office of Coastal Management. Initial operations at the site predate the Coastal Resources rules so no formal reporting is required under this process.
There are no mine closure plans for the Cote Blanche mine. Once the lease agreement terminates, the Company has six months to vacate the mine of any personal property it wishes to recover before the landownership group assumes control of the mine and either continues mining or initiates other commercial or industrial uses of the surface mine site and underground void space.
Summaries of the Cote Blanche mine’s salt mineral resources and mineral reserves as of September 30, 2021 and December 30, 2020 are shown in Tables 1-1 and 1-2, respectively. Joseph Havasi, who is employed full-time as the Director, Natural Resources of the Company, served as the QP and prepared the estimates of salt mineral resources and mineral reserves at the Cote Blanche mine.
Table 1-1. Cote Blanche Mine – Summary of Salt Mineral Resources at the End of the Fiscal Years Ended September 30, 2021 and December 30, 2020.

	Salt Resource (tons)(1)(3)(4)(5)(6)(7)
Resource Area(2)(8)	As of September 30, 2021	As of December 31, 2020
Measured Resources
1,300-Foot Level	25,491,881	25,491,881
1,500-Foot Level	16,448,712	20,494,440
Total Measured Resources	41,940,593	45,986,321
Indicated Resources
1,300-Foot Level	12,373,509	12,373,509
1,500-Foot Level	9,028,840	9,028,840
1,700-Foot Level(9)	361,584,762	361,584,762
1,900-Foot Level(9)	246,045,618	246,045,618
Total Indicated Resources	629,032,729	629,032,729
Measured + Indicated Resources
1,300-Foot Level	37,865,390	37,865,390
1,500-Foot Level	25,477,552	29,523,280
1,700-Foot Level(9)	361,584,762	361,584,762
1,900-Foot Level(9)	246,045,618	246,045,618
Total Measured + Indicated Resources	670,973,322	675,019,049
Inferred Resources
1,700-Foot Level(9)	32,915,833	32,915,833
1,900-Foot Level(9)	130,851,531	130,851,531
Total Inferred Resources	163,767,364	163,767,364

(1)    Mineral resources are not mineral reserves and have not demonstrated economic viability.
(2)    Underground mineral resources are reported based on assumed 75-foot mining horizons, discounted for areas not accessible due to proximity to oil wells.

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(3)    Tonnage was calculated based on a tonnage factor of 0.0675 tons per cubic foot.
(4)    Included process recovery is 94% based on production experience. Included mining recovery is approximately 56% based on the room and pillar layout.
(5)    Although the actual sodium chloride grade is less than 100%, it is not considered in the reserve, as the final saleable product is the in situ product, as-present after processing (i.e., the saleable product includes any impurities present in the in situ rock).
(6)    A cut-off grade was not utilized for the calculation as the in situ product quality is relatively constant and saleable after processing.
(7)    There are multiple salable products based on salt quality from the operation (rock salt for road deicing and chemical grade salt). For simplicity, all sales are assumed at the lower value (and higher tonnage) product, rock salt, and are based on pricing data described in Section 16 of the Cote Blanche TRS. The pricing data is based on a five-year average of historical gross sales data for rock salt for road deicing of $61.41 per ton. Gross sales prices are projected to increase to approximately $706.49 per ton for rock salt for road deicing through year 2138 (the current expected end of mine life).
(8)    Based on approximate areas of: 5,399,000 square feet (“ft2”) for the 1,300-foot level; 2,991,000 ft2 for the 1,500-foot level; 45,721,000 ft2 for the 1,700-foot level; 50,293,000 ft2 for the 1,900-foot level; and 104,404,000 ft2 in the aggregate.
(9)    The 1,700-foot and 1,900-foot levels have been approximated using the 1,300-foot and 1,500-foot level contours, respectively, in alignment to the 400-foot contact distance restriction and site and safety constraints.
Table 1-2. Cote Blanche Mine – Summary of Salt Mineral Reserves at the End of the Fiscal Years Ended September 30, 2021 and December 30, 2020.

	Salt Reserve (tons)(1)(3)(4)(5)(6)(7)
Reserve Area(2)(8)	As of September 30, 2021	As of December 31, 2020
Proven Reserves
1,300-Foot Level	13,316,339	13,316,339
1,500-Foot Level	8,136,420	10,422,256
Total Proven Reserves	21,452,759	23,738,595
Probable Reserves
1,700-Foot Level(9)	113,853,955	113,853,955
1,900-Foot Level(9)	122,693,422	122,693,422
Total Probable Reserves	236,547,378	236,547,378
Total Reserves
1,300-Foot Level	13,316,339	13,316,339
1,500-Foot Level	8,136,420	10,422,256
1,700-Foot Level(9)	113,853,955	113,853,955
1,900-Foot Level(9)	122,693,422	122,693,422
Total Reserves	258,000,137	260,285,972

(1)    Ore reserves are as recovered, saleable product.
(2)    Underground mineral reserves are reported based on assumed 75-foot mining horizons, discounted for areas not accessible due to proximity to oil wells.
(3)    Tonnage was calculated based on a tonnage factor of 0.0675 tons per cubic foot.
(4)    Included process recovery is 94% based on production experience. Included mining recovery is approximately 56% based on the room and pillar layout.
(5)    Although the actual sodium chloride grade is less than 100%, it is not considered in the reserve, as the final saleable product is the in situ product, as-present after processing (i.e., the saleable product includes any impurities present in the in situ rock).
(6)    A cut-off grade was not utilized for the calculation as the recovered in situ product quality is constant and saleable after processing.
(7)    There are multiple salable products based on salt quality from the operation (rock salt for road deicing and chemical grade salt). For simplicity, all sales are assumed at the lower value (and higher tonnage) product, rock salt and are based on pricing data described in Section 16 of the

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Cote Blanche TRS. The pricing data is based on a five-year average of historical gross sales data for rock salt for road deicing of $61.41 per ton. Gross sales prices are projected to increase to approximately $706.49 per ton for rock salt for road deicing through year 2138 (the current expected end of mine life).
(8)    Based on approximate areas of: 5,399,000 ft2 for the 1,300-foot level; 2,991,000 ft2 for the 1,500-foot level; 45,721,000 ft2 for the 1,700-foot level; 50,293,000 ft2 for the 1,900-foot level; and 104,404,000 ft2 in the aggregate.
(9)    The 1,700-foot and 1,900-foot levels have been approximated using the 1,300-foot and 1,500-foot level contours, respectively, in alignment to the 400-foot contact distance restriction and site and safety constraints.

The modeling and analysis of the Company’s resources and reserves has been developed by Company mine personnel and reviewed by several levels of internal management, including the QP. The development of such resources and reserves estimates, including related assumptions, was a collaborative effort between the QP and Company staff.
The Company’s salt-producing locations do not utilize exploration in the development of their assumptions around mineral resources or reserves. The mineral deposits are restricted in access by bodies of water, and industry techniques used for geological exploration for other types of mineral deposits, specifically collection of rock core from drilling, can be degradational to the salt ore being assessed. Given the nature of the salt mineral and each site’s proximity to water bodies, this limitation impedes the validation of mineral resources and reserves using exploration drilling techniques. Accordingly, geophysical techniques are utilized at Cote Blanche to assist in mine planning, and to verify that there are no obstructions ahead of advancement of the mine in the form of geological anomalies or structural features, such as faults that could affect future mining. In conducting these geophysical campaigns, including in-seam seismic and ground penetrating radar technologies, the Company is able to identify the continuity of ore-body ahead of mining. Unlike Goderich, in-seam directional drilling is not conducted at Cote Blanche because of the finite lateral extent of the diapir, and risks associated with intersecting the margin of the diapir.
Geological modeling and mine planning efforts serve as a base assumption for resource estimates at each significant salt-producing location. These outputs have been prepared by both Company personnel and third-party consultants, and the methodology is compared to industry best practices. Mine planning decisions, such as mining height, execution of mining and ground control, are determined and agreed upon by Company management. Management adjusts forward-looking models by reference to historic mining results, including by reviewing performance versus predicted levels of production from the mineral deposit, and if necessary, re-evaluating mining methodologies if production outcomes were not realized as predicted. Ongoing mining and interrogation of the mineral deposit, coupled with product quality validation pursuant to industry best practices and customer expectations, provides further empirical evidence as to the homogeneity, continuity and characteristics of the mineral resource. Ongoing quality validation of production also provides a means to monitor for any potential changes in ore-body quality. Also, ongoing monitoring of ground conditions within the mine, surveying for evidence of subsidence and other visible signs of deterioration that may

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signal the need to re-evaluate rock mechanics and structure of the mine ultimately inform extraction ratios and mine design, which underpin mineral reserve estimates.
The Cote Blanche Mine deposit supports continued successful exploitation, given the size, grade, metallurgical characteristics, developed infrastructure, and the knowledge and experience of the individuals engaged in the project. The uncertainty and risk associated with the historic exploration data is mitigated where possible, through continued knowledge gained in the extraction and interrogation of the salt deposit, annual in-seam seismic campaigns and mud-rotary diapir surface validation drilling.
When determining the differences between resources and reserves, management developed specific criteria, each of which must be met to qualify as a resource or reserve, respectively. These criteria, such as demonstration of safety, operational sustainability, integrity of the mine workings, economic viability, points of reference, and grade that are specific and attainable. The QP believes the criteria for the purposes of estimating resources and reserves are reasonable. Calculations using these criteria are reviewed and validated by the QP. Estimations and assumptions were developed independently for Cote Blanche.
Sensitivity analysis indicates the following conclusions from the life of mine cash-flow analysis.
•If mining operating costs were to increase 20% from those currently estimated, the project would still remain viable by interpolation of the sensitivities shown in Table 19-1.
•If capital construction costs were to increase 20% from those currently estimated, the project would still remain viable by interpolation of the sensitivities shown in Table 19-1.
•The facility can also withstand a decrease in average selling price of 16.5% from those currently estimated, which equates to $51.89/ton, according to the sensitivities shown in Table 19-1. As the modelled, the NPV of the project would be negative at 20% reduction in average selling price.

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2	Introduction

2.1	Registrant
This Technical Report Summary (this “TRS”) was prepared in accordance with Items 601(b)(96) and 1300 through 1305 of Regulation S-K (Title 17, Part 229, Items 601(b)(96) and 1300 through 1305 of the Code of Federal Regulations) promulgated by the Securities and Exchange Commission (“SEC”) for Compass Minerals International, Inc. (“Compass Minerals” or the “Company”) with respect to estimation of salt mineral reserves for Compass Minerals’ existing operation producing salt in Cote Blanche, Louisiana, USA (referred to as the “Cote Blanche Mine”, “Cote Blanche mine” or the “Mine”).

2.2	Terms of Reference and Purpose
The quality of information, conclusions, and estimates contained herein are based on: i) information available at the time of preparation and ii) the assumptions, conditions, and qualifications set forth in this TRS.
Unless stated otherwise, all volumes and grades are in U.S. customary units and currencies are expressed in constant third quarter 2021 U.S. dollars. Distances are expressed in U.S. customary units.
The purpose of this TRS is to fulfill the requirements of a Mineral Reserve Assessment for the Cote Blanche Mine.
The effective date of this Technical Report Summary is September 30, 2021.

2.3	Sources of Information
This TRS is based upon technical information and engineering data developed and maintained by local personnel at the Cote Blanche Mine site, Compass Minerals’ corporate supporting resources and from work undertaken by third-party contractors and consultants on behalf of the Mine. In addition, public data sourced from the United States Geological Survey (“USGS”), internal Compass Minerals technical reports, previous technical studies, maps, Compass Minerals letters and memoranda, and public information as cited throughout this TRS and listed in Section 24 “References.
This report was prepared by Joseph R. Havasi, MBA, CPG-12040, a qualified person.

2.4	Details of Inspection
The following table summarizes the details of the personal inspections on the property by the qualified person.

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QP	Date(s) of Visit	Details of Inspection
Joe Havasi	August 2010 – February 2018	Mr. Havasi visited the site in support of miscellaneous projects and met with Site, Engineering, and Financial Management over a period of eight years ahead of exploration activities.
Joe Havasi	February 2018 – April 2018	Installation of exploratory drill holes DH-1 through DH-2
Joe Havasi	February 2018 – April 2018	Installation of exploratory drill hole DH-3
Joe Havasi	February 2019 – April 2020	Installation of exploratory drill holes DH-3 through DH-5
Joe Havasi	February 2020 – March 2020	Installation of exploratory drill holes DH-6 through DH-9
Joe Havasi	April 2021	Mr. Havasi visited the site in support of miscellaneous projects and met with Site, Engineering, and Financial Management.
Joe Havasi	September 2021	Mr. Havasi visited the site in support of miscellaneous projects and met with Site, Engineering, and Financial Management.

    Source: Compass Minerals
Table 2-1: Site Visits

2.5	Report Version
This TRS is an update of the TRS with respect to sodium and Salt resource and reserve estimates at the Cote Blanche Mine, dated November 29, 2021, with an Effective Date of September 30, 2021, prepared by Joseph Havasi as the qualified person, which was previously filed as Exhibit 96.2 to Compass Minerals’ Transition Report on Form 10-KT for the transition period from January 1, 2021 to September 30, 2021, filed November 30, 2021.

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3	Property Description
There are over 500 salt domes in the onshore and near offshore part of the northern Gulf Coast Region, and others occur in Mexico, Central America, Cuba, and under the Gulf of Mexico (Halbouty, 1979). However, only six domes in Louisiana contain conventional underground salt mines (the Five Islands in the coastal basin) (Figure 3-1). The Cote Blanche Mine began producing salt in 1965.

Jefferson
14
Abbeville
90
New Iberia
Avery
Weeks
Bayou Teche
Atchafalaya River
N
0 miles 10
Cote Blanche
Vermilion Bay
West Cote Blanche Bay
Bayou Carlin
(Residual High)
Morgan City
90
Bayou Sale
(Salt Structure)
Marsh Island
East Cote Blanche Bay
Belle Isle
Atchafalaya Bay
Louisiana
Gulf of Mexico

Figure 3-1: Five Salt Domes in Louisiana
Source: Halbouty, 1979

3.1	Property Location
The Cote Blanche Mine is located in south-central Louisiana in the Parish of St. Mary (T15S, R7E), at the northern edge of Cote Blanche Hummoch, commonly called Cote Blanche Island. The Mine is situated approximately 26 miles south of the town of New Iberia, Louisiana, south of Highway 83 along the coast at the end of Cote Blanche Road. The approximate GPS coordinates of the site facilities are latitude 29.751219°, longitude -91.723312° (Figure 3-2).

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MISSISSIPPI
ALABAMA
Dallas
Shreveport
LOUISIANA
Mobile
Pensacola
Panama City Beac
Houston
New Orleans
Cote Blanche Salt MIne
Galveston
Google Earth
Image Landsat / Copernicus
Data SIO, NOAA, U.S. Navy, NGA, GEBCO
200 mi
N

Figure 3-2: Cote Blanche Mine Property Location Map
Cote Blanche Island is situated between the Intra-Coastal Waterway and Cote Blanche Bay on the Gulf of Mexico. The island is accessible by boat or vehicle via a cable ferry. The Mine is approximately 2 hours west of New Orleans, Louisiana and approximately 26 miles southeast of New Iberia, Louisiana on the Gulf Coast. Figure 3-3 provides an overview of the mine.

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Cote Blanche
Landing
Cote Blanche Island
Surface Lease
Canal ROWs / Ferry Landing
Cote Blanche Road
115 Ac. Mineral Exclusion
Google Earth
1 mi
N

Figure 3-3: Aerial View of Cote Blanche Island
Source: Google Earth

3.2	Property Area
Cote Blanche Island, where Compass Minerals’ Cote Blanche mining operations are located, is unique in that the island is a result of the uprising of the salt diapir, and the island perimeter generally mimics the areal extent of the salt diapir. As such, the diapir caused an upwelling of the ground surface, creating a uniquely elevated hummoch with a ground surface elevation ranging from zero ft. above mean sea level amsl to a maximum elevation of 97 ft. amsl, with an average diameter of about 1.68 miles (1.86 miles N-S, 1.51 E-W). The resulting elevated topography forms an island relative to the surrounding marshlands of approximately 1,635 acres. Compass Minerals leases the entirety of island from a private ownership group, excepting 115 acres of the southeastern sector of the island, for a total mineral lease of 1,520 acres. The legal boundary of the island is illustrated on Figure 3-3.

3.3	Mineral Titles

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3.3.1	History of Titles
The following provides a summary of the lease under which Compass Minerals conducts its mining operations, as stated in the 2003 Mineral Reserves Analysis completed by Maptec. A “Salt & Surface Lease”, dated as of June 12, 1961 (as amended and restated on January 1, 2004, the “Lease”), with the owners of the property (referred to herein, collectively, as the “Lessor”) provides the authority for Compass Minerals to mine the Cote Blanche Mine site.
The history of the operation is as follows:
•Domtar Industries, Inc. 1961 – 1990
•Compass Minerals Louisiana Inc. (formerly known as Carey Salt Company) 1990 - present

3.3.2	Amended Lease
The Company leases the entirety of Cote Blanche Island from a private ownership group, except for 115 acres of the southeastern sector of the island (the “115 Acre Tract”), for a total mineral lease of 1,520 acres. The lease grants salt rights to the Company for all salt from the ground surface downward 3,000 feet, except for salt located within the 115 Acre Tract. The lease also grants surface rights in the western and southwestern sectors of Cote Blanche Island, with access rights to the mine road that extends north-south from the surface lease area to the Cote Blanche Crossing.
The lease has an effective end date of June 30, 2060, unless earlier terminated. In the event that no actual mining is being completed during any five consecutive years, the lessor has the option to cancel the lease. As lessee, the Company may exercise two options to extend the term of the lease, each for a 25-year period upon the same terms and conditions contained in the lease. The Company is required to hoist a minimum of 1,500,000 tons of salt annually in order to keep the lease in full force and effect. Under the terms of the lease, the royalty for each calendar year is equal to the Net F.O.B. Mine Sales Revenue Per Ton (as defined below), multiplied by the Applicable Royalty Rate (as defined below), multiplied by the number of tons of salt hoisted from the Cote Blanche mine in that calendar year. The “Net F.O.B. Mine Sales Revenue Per Ton” for each calendar year is the quotient of the total bulk sales revenue (excluding any taxes) of the Company and its affiliates for salt sold from the Cote Blanche mine in bulk (in units of 1 short ton or more) (“Total Bulk Sales Revenue”) reduced for all freight in, freight out, fuel surcharge, additives, depot/warehouse storage, handling and operating costs, promotions/discounts and other costs as are properly deducted under generally accepted accounting principles in that calendar year, divided by the total number of tons sold. The number of tons of salt sold is the same number of tons used to generate the Total Bulk Sales Revenue. The “Applicable Royalty Rate” for 2014 and each succeeding calendar year is as follows: 2014, 4.7%; 2015, 4.9%; 2016, 5.1%; 2017, 5.3%; and 2018 and thereafter, 5.5%.

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The lease further provides that if, on or before January 1 of 2034, 2059 or 2084 (each, a “Review Year”), the lessor or the Company determines that, in operation, the royalty provisions of the lease result in the lessor receiving more or less than 5.5% of the fair value of salt at the minehead free of all costs at that point (the “Royalty Standard”), such party shall deliver to the other party on or before January 1 of the Review Year a written statement of its reasons why the Royalty Standard is not being met, a computation of the amount that will satisfy the Royalty Standard and a proposed revision to the royalty provisions of the lease that will cause the royalty provisions to comply with the Royalty Standard. On or before January 30 of the Review Year, the other party is required to deliver to the first party a written statement of its opinion as to whether the royalty provisions as proposed comply with the Royalty Standard and a response to the first party’s statement delivered under the preceding sentence. If the parties are not in agreement, the parties are required to commence arbitration.
The lease provides that the lessor has full right to grant future oil, gas and other mineral leases, except salt, provided that each such future oil, gas and mineral lease shall expressly obligate the lessee to cooperate with the Company in the conduct of its operations in order that the purposes of both leases may be best effectuated. The lease obligates the Company to cooperate with the oil, gas and mineral lessee so as to permit drilling of oil and/or gas wells.

3.4	Mineral Rights
As mentioned in Section 3.3, the lease grants salt rights to Compass Minerals for all salt above 3,000 feet below ground surface, excepting salt located within the 115 Acre Tract.

3.5	Encumbrances
The Lease provides that the Lessor has full right to grant future oil, gas and other mineral leases, except salt, provided that each such future oil, gas and mineral lease shall expressly obligate the lessee to cooperate with Compass Minerals in the conduct of its operations in order that the purposes of both leases may be best effectuated. The Lease obligates Compass Minerals to cooperate with the oil, gas and mineral lessee so as to permit drilling of oil and/or gas wells.
The Lease expressly states that, unless written permission of the Lessor is first obtained, there is to be no digging for or mining of rock salt by Compass Minerals, or anyone claiming by or through Compass Minerals, in or from any formation, strata or horizon lying below a depth of 3,000 feet from the surface of the earth, provided this shall not restrict the right of Compass Minerals to drill brine wells and conduct brine operations at a greater depth.
The Lease also prohibits the Lessor from, directly or indirectly, storing or allowing or granting rights to any third party to store hydrocarbons (including liquefied natural gas) at pressures above atmospheric pressure on or under Cote Blanche Island (including the 115 Acre Tract) until June 30, 2039. The Lessor does have the right to pursue, initiate or permit the storage of

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hydrocarbons at atmospheric pressure below 3,000 feet or above 3,000 feet within the 115 Acre Tract.
The Mine is not subject to any known encumbrances in the form future permitting requirements, permit conditions, violations or fines.

3.6	Other Significant Factors and Risks
Cote Blanche Mine is located in a relatively remote location for delivery of goods and services and requires diligent planning and site management to ensure continuous and consistent operation. Also, due to its location in the coastal region of the Gulf of Mexico, the Mine and its facilities are subject to the regional storms and extreme weather patterns, such as hurricanes and tropical depressions, which can impact production and cause varying levels of damage requiring repairs, as reviewed in Section 4.3)..
According to the ESRI/ FEMA Map 220192 0200B dated October 18, 1983, the site is in flood Zone C. The surrounding areas are in Zone V17, with elevations between 16 and 17 feet amsl. The site sits atop a salt dome that is high ground in the area. The site elevation varies from the lowest point to the southwest at 12 feet to the highest in the north at 55 feet. The barge dock is at sea level. The lowest critical infrastructure (besides the dock) is the mine ventilation fan at 18ft.
The average recorded annual rainfall for this area is 50.27 inches.
There is a detailed written Hurricane Preparedness Plan in place with a six-phase approach and assigned duties. Current measures/controls that address the risk of flood are as follows:
•Fixed electrical installations are located away from water in elevated areas.
•Mine access road is crowned for drainage and ditched for the entire length.
•The lowest level at the mine is the fan at the 16-ft shaft which is 16 ft above sea level. A cover may be attached over this which elevates lowest level to 27 ft above sea level at the 16’ production shaft collar. Sand bags can also be placed around the shaft collar to further increase the level to 31 ft.
•To date the mine has experienced numerous hurricanes and severe weather events with no damage or equipment loss resulting from storm surge or flooding, such as.
•Hurricane Katrina (2005): A 500-year storm event occurred with minimal damage to facilities.
•During Hurricane Lily in 2001, the tidal surge was reportedly 10ft with nominal impact to the site.
•During Hurricane Andrew in 1992, in which the eye of that Category 3 hurricane passed directly over Cote Blanche Island, the storm/ tidal surge was nowhere

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near the mine entrances and damage to the mine was minimal (damage to surface buildings), with no flooding and no business disruption.

3.7	Royalties Held
Not Applicable.

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4	Accessibility, Climate, Local Resources, Infrastructure, & Physiography
The Cote Blanche Mine is located in south-central Louisiana in the Parish of St. Mary (T15S, R7E), at the northern edge of Cote Blanche Hummoch, commonly called Cote Blanche Island. It is located approximately 26 miles by paved and gravel road from the town of New Iberia, Louisiana.

4.1	Topography, Elevation and Vegetation
The salt intrusion has an overlying ground surface elevation ranging from zero ft. amsl to a maximum elevation of 97 ft. amsl (Figure 4-1). The resulting elevated topography forms an island of approximately 1,635 acres. The dome has an average diameter of about 1.68 miles (1.86 miles N-S, 1.51 E-W).
Figure 4-1: USGS 7.5 minute Topographic Quadrangle Map: Cote Blanche Island
Source: Compass Minerals

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Cote Blanche Island is located on the northern edge of the extensive Atchafalaya-Vermillion Bay estuarine complex. This complex consists of several bays: Atchafalaya Bay, East and West Cote Blanche Bays and Vermilion Bay. The bays are generally shallow and are rimmed by brackish intermediate, and fresh marshes on the north and by predominantly brackish marsh on the south.
The marsh in the immediate vicinity of Cote Blanche Island is classified as an intermediate marsh, while the marsh a short distance to the west is brackish. Cultivated crop land (sugar cane) is found a few miles north of the site.
The intermediate marsh surrounding the island is made up of such typical vegetation as wire grass, saw grass, wild millet, bullwhip and bull tongue. The intermediate marsh contains a greater diversity of plant life than the brackish marsh.
The island is heavily forested with upland hardwoods, which occur primarily on moist sites. The dominant trees are live oak, magnolia and hickory with a conspicuous understory of yaupon, French mulberry and immature trees. The oak hickory-magnolia association extends down to the surrounding marsh. Vines and understory plants are dense along the roadsides and transmission line corridors. Heavy accumulations of leaf litter do not occur on the island due to high temperatures and abundant rainfall aiding fast decomposition.

4.2	Means of Access
The Mine is located 26 miles south of New Iberia, Louisiana. The site is accessed by heading southeast on State Highway 90, then heading southeast on Louisiana State Highway 83 for 11 miles on paved road and then traveling south on gravel roads for 1.5 miles to the Cote Blanche Crossing (Figure 4-2). Compass Minerals accesses Cote Blanche Island via two rights-of-way (“ROWs”) with a separate private landowner group. The Ferry Landing and Barge Canal ROWs are illustrated in white in Figure 4-1.
New Iberia is served by a small regional airport and a transcontinental railroad.
To access to the island, employees, visitors, shipments and vendors cross the Gulf Intercostal Waterway by ferry boat that Compass Minerals operates and maintains (Figure 4-2). At the crossing, the ferry is boarded and the channel traversed to the 1.8 miles of road leading to the mine site.
Compass Minerals also maintains a right-of-way agreement with the same landowner group for the barge canal, which is utilized for barge access to the mine (Figure 4-2).

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Figure 4-2: Ferry Landing and Barge Canal Rights of Way
Source: Compass Minerals

4.3	Climate and Operating Season
The climate and seasons at Cote Blanche are typical of the southern coastal area of Louisiana. Operations at the mine are maintained year-round and are impacted by regional storm activity in the form of tropical storms, hurricanes and seal level condition. Cote Blanche Island averages approximately 60 inches of rainfall per annum referencing information for New Iberia (Weather averages New Iberia, Louisiana, English, US Climate Data). Cote Blanche Island is highly exposed to the weather patterns of the Gulf region and experiences impacts from tropic storms and hurricanes. These events have the potential to force delays in operations and result in storm damage at the mine which contributes to overall operational costs and a potential for additional infrastructure investment.

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4.4	Infrastructure Availability and Sources
The Mine has a barge loading dock, administrative offices and other services related structures. Power is supplied to the site by CLECO Power nearby power lines that are fed directly from the main power grid and there are telephone and cellular connections. Water is provided to the Mine by privately owned and operated wells that are on the Mine site. Additional infrastructure detail is provided in Section 15.
The Mine has been well established and in the community for over 50 years. The communities of New Iberia, Broussard and Lafayette, Louisiana have the required infrastructure (shopping, emergency services, schools, etc.) to support the workforce.

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5	History
Pre-Cote Blanche Mine Production
Historic reports indicate that exploration in the Cote Blanche dome dates to as early as 1919, when six holes were drilled. Early exploration work targeted oil, gas, and sulphur; drilling therefore was often stopped when holes intersected salt. Exploration specifically targeting salt was initiated by Carey Salt Co. in 1958. In 1959, Carey Salt Co. retained Longyear to drill three exploration holes and submit a report containing a proposed mining plan and recommendations for future geologic work.
The holes were completed, but exploration costs are reported to have exceeded budgeted costs. Hole 6, a test hole designed to test a possible shaft location, encountered serious difficulties when it encountered a gas pocket at 715 feet. In 1960, Pennsylvania Drilling Co. drilled three additional holes; no records are available from this period.
In 1961, Grafton Drilling Co. drilled two additional holes, one of which was designed to test ground for a possible shaft location; the existing 8 ft and 14 ft shaft are located near this historic hole. Historic reports note that drilling invariably showed high grade rock salt, but that due to the steep dip of the salt strata vertical diamond drill holes do not obtain representative samples.
Mine Construction and Ownership
Mine construction was initiated in 1961 by Domtar Industries, Inc. Domtar constructed the 8-foot and 14-foot shafts and the barge loadout facility over the next four years, and salt production commenced in 1966. Operations transferred by sale from Domtar Industries to Carey Salt Company (now known as Compass Minerals Louisiana Inc.) in 1990 upon the DG Harris Company purchasing North American Salt Company in 1990, including the Cote Blanche Mine in 1990. The Mine operated as Carey Salt thereafter. The salt assets of DG Harris Company were sold to IMC Global (“IMC”) in 1997. IMC sold a majority of its salt operations, including the Cote Blanche mine, to Apollo Management V, L.P. through an entity called Compass Minerals Group in 2001. Following a leveraged recapitalization, the company now known as Compass Minerals International, Inc. completed an initial public offering in 2003.

6	Geological Setting, Mineralization, and Deposit

6.1	Geologic Description
Approximately 170 million years ago, shallow seas began to infiltrate Louisiana and the Gulf Coast. These shallow seas had restricted circulation from other larger bodies of water. This caused large amounts of salt and other evaporates to deposit, creating large salt deposits named the Louann Formation. After this cycle of evaporitic deposition, the Gulf of Mexico was flooded by a much larger open sea. Due to the relative buoyancy of the Louann salt, the salt

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pushed upward, through the overlying strata. The upwelling of the salt created the diapirs, or salt domes throughout the Gulf Coast region.
The Cote Blanche salt dome is one the five ‘island salt domes’ in the Gulf Coast region. The five island domes form a northwest-southeast trend approximately 60 miles long, and each dome consists of one or more salt diapirs which have risen upward relative to 3 to 20 km of overlying sediment from their original horizontal position in the Permian-Jurassic Louann Formation.
According to the Southeastern Geological Survey Guidebook, thicknesses of the Louann Salt range from 1000 meters in the East Texas and Northern Louisiana salt basins, 1200 to 1500 meters for the Mississippi salt basin and coastal belt from southeast Texas to southern Louisiana (including the Cote Blanche area), and up to 3000-4000 meters in the Texas-Louisiana continental slope area. Up to 2000 meters of rock salt may be in the southern area in the Gulf of Campeche. The stratigraphic position of the “mother salt” layer of the Louann is presently as much as 18 km deep (60,000 feet; 11.2 miles), although it is assumed that no salt is left at that level (having long since been mobilized and evacuated in concert with sedimentation), and no salt was actually that deep (the original position having subsided with sediment loading) (Kupfer et al. 1995).
The Louann Salt is composed primarily of medium- to coarsely-crystalline, translucent light-medium gray, to opaque white, halite (up to ~98%), with lesser anhydrite (up to 10%;), and minor sylvite. The darker gray bands of halite are generally richer in anhydrite (Kupfer et al., 1995). Pyrite, quartz, and dolomite occur in trace amounts. Carnalite (KMgCl3 . 6H2O) and various Borate Group minerals have also been reported to form the Louann (Gann et al., 1987; Dockery and Thompson, 2016). On average, halite crystals are between 5-15 mm (generally 0.5 to 1cm) in length, but some are larger (“pegmatitic salt”). Halite crystals are usually interlocked, equigranular, and slightly elongated. Recrystallization is common. Larger crystals are usually associated with moisture, bubble-like inclusions of methane gas, or clastic sediment. A common rock salt texture at Cote Blanche (but rare in the other Five Island Domes) is poikiloblastic salt (a descriptor normally used in metamorphic rocks), in which small salt crystals are embedded in larger crystals (metacrysts). The anhydrite (CaSO4) occurs as small, disseminated, euhedral crystals. Sylvite (KCl/“potash”) is typically red or pink color. Some salt contains interstitial brines (connate water, trapped in the salt during its formation) which evaporate upon exposure, leaving residual iron oxide stains (limonite), coloring the salt yellow or red (and not to be confused with the pink-red color of sylvite). Halite stalactites may form in areas where the brines drip (Kupfer et al., 1995).

The Cote Blanche salt dome consists primarily of translucent to white salt interbedded with discontinuous bands of dark grey salt varying in thickness from several centimeters to over a meter. Banding at Cote Blanche, as in most other salt domes in the region, is primarily vertical to

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near vertical at a mine scale. Bands are interpreted to represent original bedding in evaporitic horizons, which have subsequently been deformed from horizontal into their current sub vertical orientations. At the scale of individual pillars, contorted banding shows that locally the salt has been tightly and complexly folded.
The Cote Blanche dome is somewhat unusual in that it does not have a cap rock (likely a function of local hydrogeologic conditions). In addition to the dark bands described in the previous section, the dome also contains thin beds of a reddish-brown Aeolian sandstone, as well as local zones of material known as ‘anomalous’ salt (i.e., material that is unusually coarse, discolored, friable, hard, or contains gas pockets). Salt mined from the dome is variable enough in terms of grain size, calcium (Ca) /magnesium (Mg) content, etc., that it is divided into three broad categories: chemical-grade salt, highway salt, and specialty (high-magnesium) salt.
In contrast to the other four major island salt domes in the USA, there is no underground evidence of an internal boundary zone at the Cote Blanche Mine that would indicate the convergence of two or more salt plumes.
As in all of the other Louisiana five island salt domes, the internal structure is nearly vertical, although locally salt beds have been observed to roll over to nearly 45⁰ from horizontal. Mapping shows internal structure to be extremely complex. The alternating bands of light and dark salt are considered to be original bedding from the evaporate sequence. Sediment inclusions occur mainly in the form of an interbedded sand, as opposed to the massive incorporation of elastic and organic debris in anomalous zones.
These sandy beds are considered original bedding for several reasons. First, they follow closely the trend of salt layering in occurrences throughout the mine; second, they maintain a fairly constant thickness (1 to 6 ft); third, the contact between the sand and the adjacent salt is very sharp; and fourth, the sand has a fairly consistent mineralogic composition. This sand unit is one of the few marker beds in the complexly folded salt strata. Another marker bed is a black, carbonaceous silt clay member.
The sandstone areas described above can form areas of disturbance or low salt quality, which can prove problematic during mining and therefore Compass completed a seismic survey during 2016 to improve the confidence in the modelling of such units on the 1500-foot level. Initial results have been received but the current investigation is on-going at the time of reporting. Based on these marker beds and structural mapping, it appears that although local folding is complex, the axis of a large fold runs from the northwest to the center of the mine.

6.2	Mineral Deposit Type
The salt at Cote Blanche is a sedimentary deposit. The deposit only extends to inside the boundary of the salt dome, as described in Section 6.1 Geologic Description.

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6.3	Stratigraphic Section
*Generalize stratigraphic section from Louisiana State University
Figure 6-1: Stratigraphic Section

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Compass Minerals
Lithology
Alluvium
Chert
Salt
DH-8
953 ft
DH-7
751 ft
DH-6
1,061 ft
DH-4
3,041 ft
DH-3
Depth Feet
0
100
200
300
400
500
600
700
800
900
1000
1100
1200
1300
Top of Salt

Figure 6-2: Geologic Cross Section of Cote Blanche Island

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7	Exploration
Exploration at the Cote Blanche Mine has been undertaken in a variety of forms since the early 1900s. The objective of exploration activities relative to the Cote Blanche salt diapir has been targeted towards assessing the presence of oil and gas in adjacent strata and traps outside of the diapir and through this data collection, a passive, but thorough characterization of the margin of the salt diapir was created. Generally, the characterization of the nature and extent of the salt diapir that uplifted Cote Blanche Island has benefited from oil and gas exploration in the form of drilling and seismic surveys conducted along the Louisiana Gulf Coast. Relative to the salt ore body that forms the diapir, the approaches used to explore and define the mineralogic properties of salt of the diapir have been unconventional relative to other non-salt ore bodies because of the soluble nature of salt when exposed to water.
While there has been extensive exploration on and adjacent to Cote Blanche Island, Compass Minerals only has access to mapping and reports that are publicly available from external subsurface exploration. While the data provide a strong depiction of the salt ore body, Compass Minerals has undertaken in-seam seismic and mud-rotary drilling to verify and validate the salt dome morphology to ensure that it maintains its self-determined setback from salt diapir margin of 400 feet. To that end, Compass Minerals’ sole objective in implementing its in-seam seismic and mud-rotary drilling campaigns is confirming salt diapir position, morphology and margin, and not for the purposes of the characterizing the ore body from a quality standpoint. The nature of salt diapirs lends itself to a strong understanding of the homogeneity of the morphology and mineralogy of the ore body. Thus, the primary concerns within the salt diapir are understanding the margin of the diapir to support the mine plan by ensuring geotechnical stability, and mapping the localized presence of sandstone partings and seams that are encountered from time to time as well as sheer planes along margins of salt stock formations. The Cote Blanche Mine has been in production since 1966, and this presence and experience has provided decades worth of data as to the nature of salt mineralogy and the products that can be produced through its extraction and production. The nature of the salt diapir’s mineralogic homogeneity provide reasonable confidence in the integrity and consistency of the Cote Blanche salt ore body, and risks inherent in drilling deeper or laterally to confirm mineralogy within the diapir are not worth the benefit of confirming what is reasonably known.

7.1	Procedures - Exploration Other than Drilling
In-seam Seismic Survey
As mining approaches the margins of the salt diapir, Compass Minerals’ operations implement in-seam seismic studies to evaluate whether operations are approaching the 400-foot setback from margin of the diapir. This work has been focused exclusively on the 1,500-foot level, and has been conducted in different campaigns annually since 2010. In November 2013, Tesla completed an underground seismic program at the 1,500 ft level of the Mine consisting of two

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seismic lines. The purpose of this program was to determine the depth from the roof of the salt diapir to the roof of the 1,500 ft workings and to image any undetected geological features which may influence future mining. Data collected from the program showed a short reflector near the interpreted roof of the diapir, which Tesla considered to be the result of two possible scenarios: 1) vertical abutment fracturing which inhibited the efficiency of the seismic source impacts in that location, and 2) a sudden change in the gradient of the roof, perhaps caused by previously unsuspected faulting.
In October 2016, the seismic study was expanded and completed by DMT. The seismic instrument used “Summit-ex” is normally used in German coal mines. Data quality was checked by DMT and calibrated inside the mine. The 2016 DMT survey results highlight key geological reflections on the 1,500 level based on the initial results. The results have been subdivided into potential reflects from the edge of the dome, top of dome or a disturbance zone (likely sandstone horizons), and are shown in Figure 7-2. These have been used to review the contours on the 1500 level and to assess the risk in the current mine plan.
A typical seismic line is comprised of 35, two-component geophone locations distributed around the target areas of the mine, which is the current active production zone. Adjacent to each geophone location in the surveys, two separate seismic impulses are generated by means of a sledgehammer blow to the mine rib and a nailgun impact. Seismic data resulting from each source impulse were recorded on each of the 70 active seismic channels. Frequencies in the range 200-500Hz are monitored, and the data stacked assuming a velocity of 7915ft/second. This velocity has been selected on the basis of a range of internal evidence from a baseline survey conducted in 2010.

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northern border of salt
EE-NORTH
DD-NORTH
CC-NORTH
BB-NORTH
AA-NORTH
Z-NORTH
Y-NORTH
X-NORTH
W-NORTH
V-NORTH
U-NORTH
T-NORTH
S-NORTH
R-NORTH
Q-NORTH
P-NORTH
near reflector
Disturbances zone
northeast border of salt
East border of salt
26
27
28
29
30
31
32
33
34
35
36
37
38
39
40
41
42
43
44
45
46
399600
399400
399200
399000
398800
398600
398400
398200
398000
397800
397600
397400
397200
397000
1878500
1878700
1878900
1879100
1879300
1879500
1879700
1879900
1880100
1880300
1880500
1880700
1880900
1881100
1881300

0 200 400 600 800 1000
feet

- Geophone station
- Source station
- reconstructed reflecting element
- migrated stacking reflector

DMT GmbH & Co. KG
DMT-Geosciences Ltd.
Exploration and Geosurvey

DMT Geosciences Ltd. Suite 415, 708-11th Ave. SW, Calgary, Alberta

Client:	Cote Blanche Mine		
Project:	Seismic Investigation 1500' level		
	processed	checked	Project-No.: CA-2016-01042
Date:	25.11.2016		Seismic exploration: interpretation
Name:	Limbrock		
Area:	North & East Panel	scale	Attachment 1
Version:	1.0	1in = 200ft

Source: DMT, 2016
Figures 7-1 and 7-2: Summary of Raw (top) and Interpreted (bottom) results from 2016 Seismic survey on level 1500

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7.2	Exploration Drilling
Due to the nature of the mineral extraction in salt and the fact that salt is soluble when exposed to unsaturated water or brine, drilling exploration has been very limited on Cote Blanche Island other than historic oil and gas drilling as well as more recent mud-rotary drilling to confirm the surface or the dome. To that end, very little drilling has been conducted to purposely penetrate the salt and potentially compromise the salt diapir with the introduction of fresh water.
There have been three types of drilling data generated that have yielded information on the location and geometry of the salt dome, including: oil and gas exploration, limited salt dome drilling during early development of mine design in the 1960s, and more recent mud-rotary drilling designed to simply document the top of salt intersect to confirm historic data not generated by Compass Minerals.
Non-salt Exploration
Historic reports indicate that exploration in the Cote Blanche dome dates to as early as 1919, when six holes were drilled. Early exploration work targeted oil, gas, and sulphur; drilling therefore was often stopped when holes intersected salt. In 1960, Pennsylvania Drilling Co. drilled three additional holes; no records are available from this period. Locations of documented oil and gas exploration drill holes with salt intersects are shown on Figure 7-3. There is no known sampling or other testing documentation for these locations other than salt contacts.

Salt Exploration
Exploration specifically targeting salt was initiated by Carey Salt Co. in 1958. In 1959, Carey Salt Co. retained Longyear to drill three exploration holes and submit a report containing a proposed mining plan and recommendations for future geologic work. The holes were completed, but exploration costs are reported to have greatly exceeded budgeted costs. Drillhole 6, a test hole designed to test a possible shaft location, encountered difficulties when it encountered a gas pocket at 715 feet. In 1961, Grafton Drilling Co. drilled two additional holes, one of which was designed to test ground for a possible shaft location; the existing 8 ft and 14 ft shaft are located near this historic hole. Historic reports note that drilling invariably showed high grade rock salt, but that due to the steep dip of the salt strata vertical diamond drill holes could not obtain representative samples. A map illustrating the location of salt development drilling activities is shown in Figure 7-3.

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Figure 7-3: Exploration Intersects with Top of Salt Diapir
Source: Compass Minerals
Salt-Dome Definition Validation Drilling
Beginning in 2016, nine drill holes were advanced in the northern margins of the Cote Blanche Island to confirm the understood margins of the salt diapir to support mine planning and ensure mining would not occur within 400 feet of the salt dome margin. Procedures for installation for these salt intersect exploration holes is provided in Section 7.3, and a map of the drill holes is provided in Figure 7-4.

7.3	Procedures - Drilling Exploration

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Nine exploration holes, DH-1 through DH-9 (Figure 7-4), have been advanced since 2017 using mud-rotary drilling technology. At all holes, a surface casing was installed in the upper 300 feet of the unconsolidated sediments to protect surface aquifers containing fresh water.
Upon installation of the surface casing and after at least 24 hours to ensure casing grout had cured, drilling continued. Cuttings and drill return fluids were monitored every ten feet of drilling advancement for salinity, temperature, and specific conductance to monitor for penetration into deeper saline groundwater. The combination of salt saturated drill returns, foaming of return fluids and increases in drilling advancement confirmed the salt contact, or top of salt diapir. All drill holes were sealed using a grout mixture designed to cure in high salinity brines. All holes were surveyed and top of salt contact integrated in to the current mine plan and salt diapir model.
Intersects for drill holes installed using mud-rotary technology are summarized in Table 7-1.

Location	Date Installed	Upper Alluvium	Chert Present	Top of Salt
DH-1	March 2017	910'	910' - 1,200'	1200'
DH-2	April 2017	1065'	NP	1065'
DH-3	March 2018	980'	980'- 1,110'	1110'
DH-4	February 2018	680'	680' - 1,268'	1,268'
DH-5	February 2019	680'	NP	Not intersected
DH-6	March 2020	660'	660' - 1,200'	Not intersected
DH-7	April 2020	1,120'	1,120' - 1,160'	1,160'
DH-8	March 2020	640'	640' - 880'	880'
DH-9	April 2020	860'	860' - 880'	880'
    Table 7-1: Summary of Salt Intersects from Mud-Rotary Drilling Campaigns
    Source: Compass Minerals

7.4	Characterization of Hydrology
Cote Blanche is part of the coastal lowlands aquifer system.  This system consists of alternating beds of sand, gravel, silt and clay.  The deposition of the sediments occurred under fluvial, deltaic, and marine conditions.
The sediments of the coastal lowlands are heterogeneous with changes in the lithology occurring over short distances laterally and vertically. Gravel and sand beds are only continuous for a few miles.  The total thickness of the coastal lowlands aquifer ranges from a thin lens towards the northern part of Louisiana to 16,000 ft. in southern Louisiana.

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Ground water flow in the coastal lowlands aquifer system is primarily in a southerly direction towards the coast.  Some of the water is discharged locally in streams or canals.  Water that is not discharged moves downward and merges with the regional ground water flow.
Saltwater occurs in the marine and deltaic parts of the aquifer system.  The freshwater moves down dip from the recharge area and tends to flush the saltwater ahead of it until the pressures are in balance or pinching out of salt beds or a clay lens impedes groundwater movement.
According to a United States Geological Survey (“USGS”) hydrology study of the coastal lowlands aquifer system, hydraulic conductivity, the ease at which a fluid moves through pore spaces, range from 163 ft./day to 72 ft./day.  Clay beds separating the discontinuous sand beds can disrupt the lateral flow within.  Drill logs form exploratory drilling at the site show the sand content of the subsurface is above 70%.  Because of this and the site’s location, the hydraulic conductivity at the site would be in the range of 163 ft. /day.
The USGS performed a study modeling recharge and discharge rates for the coastal aquifer system.  The model indicated about 207 Mft3/day enters the aquifer system as recharge from the surface and 14.1 Mft3/day enters, laterally from other surrounding aquifers.  Aquifer discharge occurs in in the coastal plain, marshes and bayous.
Most groundwater withdrawals occur around New Orleans, Baton Rouge and southwestern Louisiana.  Groundwater withdraws are primarily for city or agricultural use.  The site has several wells for use in manufacturing and potable water.  The water level at the site has not declined and has remained steady since the Mine’s operation began.
Salt domes are known to be dense in composition with a porosity tending toward zero and impervious (White, 1983) due to the re-healing process of fissures and fractures. Like other salt resources, Cote Blanche Mine maintains a halo of brine surrounding the salt dome, thus preventing freshwater penetration. The 400-foot mining buffer maintained from the edges of the dome serves to further keep the dome hydrologically stable and prevent fresh water infiltration. Due to the hydrologic nature and relative impermeability of the deposit, Compass Minerals has not performed extensive hydrogeologic studies and relies on field interrogation and production observations to monitor conditions.

7.5	Exploration - Geotechnical Data
Results and data from exploration that was attempted in the 1950s are not available to the Company. The Company has not endeavored to test properties as the operation is and has been continuous and ongoing since 1966, and the mine, pillars and ore body is acting as expected within expected ranges based on the normal properties of salt. Table 7-2 provides the current applied factors when modelling rock mechanics and mine planning.

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Overburden Material	Depth to (ft)	Density (pcf)	Shear Modulus (ksi)	Bulk Modulus (ksi)	Cohesion (psi)	Friction (deg)
Unconsolidated	0-150	110	3.9	7.9	4	18
Consolidated	150-300	125	13.3	32.4	12	12
Competent	300-500	145	32.5	49.7	72	8
Shallow Country Rock	500-600	145	80	173	104	30
Medium Country Rock	600-1,800	165	320	695	1,510	35
Deep Country Rock	1,800-2,200	175	640	1,388	3,380	40
Dome salt	>600	135	722	1,653	868	41
Table 7-2: Values and factors used in modelling rock mechanics

7.6	Exploration Plan Map
Figure 7-4: Top of Salt Diapir Validation Drill Hole Locations

7.7	Description of Relevant Exploration Data

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The combination of historic data collected through externally funded and directed seismic and drilling programs for oil and gas exploration in strata surrounding the diapir, combined with Compass Minerals’ salt diapir morphology validation drilling has created a reasonably strong characterization of the definition of the salt diapir. Further, salt in diapir deposits are almost pure sodium chloride except for the caprock in which the insoluble minor constituents of the salt are thought to have been concentrated by solution of the salt. The presence of potash zones, especially carnallite, in salt diapirs is common, but is contained to small zones and has not been found to be in any appreciable or economic amount.  Over 50 years of production and interrogation of salt from the Cote Blanche Mine within the salt ore body and a strong understanding of the homogeneity of salt diapirs generally with regard to mineralogy and the lack of stratification or segregation of minerals within a diapir provide reasonable certainty as to the chemical composition and quantity of salt contained within the Cote Blanche salt ore body.
As the mining continues and progresses to the next deeper mining level at 1,700 feet and eventually to the 1,900-foot level, definition of the upper surface of the salt diapir is no longer necessary as mining will be below the current mining level. Therefore, mud-rotary drilling to validate the salt dome surface will no longer be necessary and instead the mining operation will continue its in-seam seismic data collection to assess the potential for potential anomalies within 1,000 feet of the face, and as mining progresses to the outer margins of the mine plan, verification that the lateral margins of the diapir are not within the 400-foot setback of mineral extraction.

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8	Sample Preparation, Analysis, and Security
Due to the nature of the mineral extraction in salt and the fact that salt is soluble when exposed to unsaturated water or brine, drilling exploration has been very limited on Cote Blanche Island other than historic oil and gas drilling as well as more recent mud-rotary drilling to confirm the surface or the dome. To that end, very little drilling has been conducted to purposely penetrate the salt and potentially compromise the salt diapir with the introduction of fresh water. Due to this risk, no samples from recent have been collected. If samples were collected during the oil and gas exploration, results were not documented. Further, salt in diapir deposits are almost pure sodium chloride except for the caprock in which the insoluble minor constituents of the salt are thought to have been concentrated.

8.1	Sample Preparation and Quality Control
Documentation of sampling that may have occurred in the 1950’s is not in the Company’s possession and therefore not available for reporting. The combination of historic data from continuous and ongoing mining operations, its ongoing interrogation of the mineral deposit, and Compass Minerals’ salt diapir morphology validation drilling (as described in Section 9) has created a strong characterization of the definition of the salt mineralogy and chemistry.

8.2	Sample Analyses
Documentation of sampling that may have occurred in the 1950’s is not in the Company’s possession and therefore not available for reporting. The combination of historic data from continuous and ongoing mining operations, its ongoing interrogation of the mineral deposit, and Compass Minerals’ salt diapir morphology validation drilling has created a strong characterization of the definition of the salt mineralogy and chemistry.

8.3	Sample Quality Control and Assurance
Documentation of sampling that may have occurred in the 1950’s is not in the Company’s possession and therefore not available for reporting. The combination of historic data from continuous and ongoing mining operations, its ongoing interrogation of the mineral deposit, and Compass Minerals’ salt diapir morphology validation drilling has created a strong characterization of the definition of the salt mineralogy and chemistry.

8.4	Adequacy of Sample Preparation
Documentation of sampling that may have occurred in the 1950’s is not in the Company’s possession and therefore not available for reporting. The combination of historic data from continuous and ongoing mining operations, its ongoing interrogation of the mineral deposit, and

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Compass Minerals’ salt diapir morphology validation drilling has created a strong characterization of the definition of the salt mineralogy and chemistry.

8.5	Analytical Procedures
Documentation of sampling that may have occurred in the 1950’s is not in the Company’s possession and therefore not available for reporting. The combination of historic data from continuous and ongoing mining operations, its ongoing interrogation of the mineral deposit, and Compass Minerals’ salt diapir morphology validation drilling has created a strong characterization of the definition of the salt mineralogy and chemistry.

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9	Data Verification

9.1	Data Verification Procedures
As discussed in Section 7, exploration of the salt ore body within the diapir forming Cote Blanche Island is a body of work, founded mainly on the work of externally funded and directed oil and gas exploration. Sufficient evidence of an economic salt deposit was available to Domtar Industries to support the development of the Mine, which was constructed in placed into production in 1966. Compass Minerals does not have access to engineering reports or data collected by Domtar Industries, but the data collected prior to development of the Mine would have been in shallower depths within the diapir than what are being mined currently, and therefore not pertinent to current and future operations.
Subsequent external and publically available information from oil and gas focused surface seismic and subsurface drilling and exploration campaigns has provided additional data relative to the margin and morphology of the dome as the extraction of oil and gas is dependent on defining the margin of diapir to locate petroleum traps.
As Compass Minerals was not involved with, included in or informed of data collection and exploration during these campaigns, it is not possible to verify procedures employed and data integrity in the creation of the Cote Blanche diapir morphology and surface. Notwithstanding, Compass Minerals has directly employed the following campaigns and ongoing procedures to validate the historic data set to ensure the integrity of the diapir is not geotechnically compromised:
•Installation of nine mud-rotary drillholes to validate salt contacts in the northern region of the dome to ensure mining does not proceed within 400 feet of the margin of the diapir.
•Annual in-seam seismic campaigns to verify that anomalies and possible edge of the diapir is not within with 1,000 feet of mining.

9.2	Conducting Verifications
The QP has been directly involved with and provided leadership in the development of design, data interpretation and logging both validation efforts. Data generated from these efforts, however, are not tangible, discrete data from sampling but rather an assessment of real-time monitoring data generated from salinity measurements and observation from drilling returns from mud-rotary drilling and in-seam seismic data. To that end, interpretation of real-time mining data cannot be completely precise, but the data returns combined with the body of knowledge relating to the surface and morphology of the diapir provide a reasonable validation of historic data that together enable Compass Minerals to understand the geometry of the dome in order to determine mineral resources.

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9.3	Opinion of Adequacy

The Company’s salt-producing locations do not utilize exploration in the development of their assumptions around mineral resources or reserves. The mineral deposits are restricted in access by bodies of water, and industry techniques used for geological exploration for other types of mineral deposits, specifically collection of rock core from drilling, can be degradational to the salt ore being assessed. Given the nature of the salt mineral and each site’s proximity to water bodies, this limitation impedes the validation of mineral resources and reserves using exploration drilling techniques. Accordingly, geophysical techniques are utilized at Cote Blanche to assist in mine planning, and to verify that there are no obstructions ahead of advancement of the mine in the form of geological anomalies or structural features, such as faults that could affect future mining. In conducting these geophysical campaigns, including in-seam seismic and ground penetrating radar technologies, the Company is able to identify the continuity of ore-body ahead of mining. In-seam directional drilling is also conducted at Cote Blanche as a means of extending the Company’s visibility into the ore body beyond the ranges that can be assessed by geophysical technologies.
In the opinion of the QP, the body of data known about the composition, mineralogy, morphology and geometry of the Cote Blanche diapir and the salt ore body therein, and ongoing interrogation of the salt through current production and sampling are sufficient to establish a resource estimation.
For the purposes of this technical report summary, the QP believes the current set of analytical procedures in place for production of resource and reserve estimations is considered reasonable for the geologic, mineralogic and environmental setting in which Cote Blanche diapir exists and are in alignment with conventional industry practice for the mining of salt on this production level.

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10	Mineral Processing and Metallurgical Testing

10.1	Nature and Extent
The Cote Blanche Mine utilizes a relatively simple process with a focus on particle size reduction of the salt product. Once the salt has been sized accordingly it is either stock piled or placed directly onto a barge for transport to market. The main stockpile area is broken into three distinct sections~~;~~: chemical, non-chemical, and ice control. The mill is broken into two distinct halves; the mine run circuit and the whole mill. Only chemical quality and non-chemical quality salt can be processed through the whole mill. Ice control quality salt is processed through the mine run circuit.

10.2	Degree of Representation
In seam sampling of the salt deposit at Cote Blanche Mine is a part of the production process and is considered representative of the surrounding orebody for a particular level of mining. The deposit at Cote Blanche exhibits strong structural and grade continuity typical of this type of industrial mineral deposit and so the inseam sampling provides a reliable characterization of the product being mined. Save for an occasional inclusion or rock into a level as described in the geology sections, the inseam sampling remains reliably descriptive of the salt resource.

10.3	Analytical and Testing Laboratories
Due to the consistent and uniform nature of the salt mineral being recovered, production samples are tested by Compass at the facilities owned and operated by the Mine. This laboratory is not certified. In the event that sampling programs or quality investigations are required outside of the typical mode of operations, Cote Blanche would utilize third-party certified laboratories and testing following industry standard practices for quality assurance and control.

10.4	Recovery Assumptions
Recovery factors applied to production are based upon experiential and historical calibrations of results. For example, some mined product is lost to market through the production of fines during the mining process.
The Cote Blanche Mine uses the following values provided in Table 10-1 in a product specification sheet provided to bulk deicing customers. Figure 10-2 illustrates quality performance for bulk deicing salt in 2021 relative to material passing a 30-mesh screen.

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Table 10-1: Chemical and Physical Characteristics of Cote Blanche deicing salt

COTE BLANCHE DEICING YTD CHART

Cote Blanche Deicing % Passing US 30 Mesh
YTD at a Glance
25.00
20.00
15.00
10.00
5.00
0.00
UCL 15%
1/1/2021
1/26/2021
2/20/2021
3/17/2021
4/11/2021
5/6/2021
5/31/2021
6/25/2021
7/20/2021
8/14/2021
9/8/2021
10/3/2021
10/28/2021
11/22/2021
Series1
Trending % Passing US 30 Mesh

% BELOW 15% UCL	AVERAGE % PASSING
78.20	11.39

Figure 10-1: Finished product passing #30-Mesh Screen

10.5	Adequacy of Data
Laboratory data collected at Cote Blanche is adequate for the continued production of salt and in alignment with typical conventional industry practice for the industry. The fines represent approximately 11% of the mined volume. This is based upon empirical experience. Notwithstanding, fines are integrated back into production to the extent possible, netting a loss of approximately 6%. Detailed recovery of data and analysis beyond the current practices would be considered uneconomic and unnecessary in the absence of a specific issue or conditions required such further analysis.

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11	Mineral Resource Estimates

11.1	Introduction
This section describes the resource estimation methodology and summarizes the key assumptions and controlling parameters utilized by Compass mine personnel in developing the mineral resource estimates for Cote Blanche.
The resource estimation reported herein is a reasonable representation of the salt resources available at the Cote Blanche property as understood by Compass at the time of this report. The salt resources at Cote Blanche have been estimated in conformity with Items 601(b)(96) and 1300 through 1305 of Regulation S-K promulgated by the SEC, generally accepted industry practice and experience and in alignment with Canadian Institute of Mining’s (CIM) “Estimation of Mineral Resource and Mineral Reserves Best Practices” guidelines (2019) as well as the Guidelines for Industrial Mineral (2003) published by the CIM Estimation Best Practice Committee. Mineral resources are not mineral reserves and do not have demonstrated economic viability. There is no certainty that all or any part of a mineral resource will be converted into mineral reserves.
The resource estimates are compiled utilizing data and experience of the geological continuity of the salt deposit over the history of mining in the dome (Section 5).  Geologic models of the salt dome were utilized to approximate the contours of the salt dome and estimate the resource.  Compass develops and continuously updates its models of the salt deposit utilizing a combination of many advanced analytical tools including; Autodesk’s AutoCAD, Carlson Mining Software, Seequent’s Leapfrog Geo, Deswik’s Mining CAD and scheduling modules as well as Microsoft Excel and other tools.  Additionally, results from various and proprietary reports of engineering and geologic investigations by third-party consultants conducted for Compass were incorporated in the evaluation of the resource.

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- 900' Contour
- 1,100' Contour
- 1,300' Contour
- 1,500' Contour
- 1,700' Contour
- 1,900' Contour

COMPASS MINERALS
COTE BLANCHE MINE

DATE 09/30/2021	Cote Blanche Dom Contours
Scale:	1" = 600'
MSHA ID# 16-00358

Figure 11-1: Contours of the Cote Blanche Salt Dome

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11.1.1	Key Assumptions and Parameters
The resulting models provide an estimate of the total resource available to Compass Minerals as defined.  The resource estimate is based on the well understood stratigraphic rock sequence on a regional scale, in-seam drilling results, and more than half a century of mining the salt dome at Cote Blanche. In addition, it relies heavily upon geologic modeling and mine planning efforts by both mine personnel and third-party consultants to establish estimates consistent with industry practice. In compiling the resource estimate for the Cote Blanche salt dome, the key assumptions and parameters considered are:
•Mineral resources are not mineral reserves until converted and have not demonstrated economic viability,
•Underground mineral resources are reported based on the established mining practices, including the established 75-foot mining horizon (mining height),
•The 75-foot mining height is based upon locational experience, practical fit and the execution of historic and current mining practices as well as internal and external studies and recommendations regarding ground control and roof support,
•The specific points of reference for Cote Blanche mine are the elevations of the 75-foot mining horizons identified at the 1300-foot, 1500-foot, 1700-foot and 1900-foot levels, all as measured below mean sea level,
•The specific points of reference for the salt resource are also limited in horizontal plan extent by the modeled contours at each mining level as reduced for the prescribed 400-foot offset buffer (halo) from the modeled edge of the dome as defined by the geophysical exploration conducted regularly by the mine,
•Substantial reliance upon the modelled contours of the locations and elevations of the Cote Blanche salt dome deposit as developed by the mine engineering personnel and others in defining the limits of the salt dome and halo,
•All values have been rounded to reflect the relative accuracy of the estimates and
•Tonnage was calculated based on a tonnage factor of 0.0675 tons/ft3.
Estimated contours of the resource for the Cote Blanche salt dome are shown in Figure 11-1.

11.1.2	Methodology
The resource estimation methodology involved the following procedures:
•Review of available data, models and reports;
•Database compilation and verification;
•Definition of resource domains;
•Volumetric calculations based on salt bed assumptions;

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•Resource classification and validation;
•Assessment of “reasonable prospects for economic extraction”; and
•Preparation of the Mineral Resource Statement.

11.2	Mineral Resource Statement
The mineral resources may be affected by further exploration work such as seismic or drilling that may result in increases or decreases in subsequent mineral resource estimates. The mineral resources may also be affected by subsequent assessments of mining, environmental, processing, permitting, socio-economic, and other factors. The Mineral Resource Statement for the site is presented in Table 11-1. The effective date of the Mineral Resource Statement is September 30, 2021.
Table 11-1: Cote Blanche Mine – Summary of Salt Mineral Resources at the End of the Fiscal Years Ended September 30, 2021 and December 30, 2020

	Salt Resource (tons)(1)(3)(4)(5)(6)(7)
Resource Area(2)(8)	As of September 30, 2021	As of December 31, 2020
Measured Resources
1,300-Foot Level	25,491,881	25,491,881
1,500-Foot Level	16,448,712	20,494,440
Total Measured Resources	41,940,593	45,986,321
Indicated Resources
1,300-Foot Level	12,373,509	12,373,509
1,500-Foot Level	9,028,840	9,028,840
1,700-Foot Level(9)	361,584,762	361,584,762
1,900-Foot Level(9)	246,045,618	246,045,618
Total Indicated Resources	629,032,729	629,032,729
Measured + Indicated Resources
1,300-Foot Level	37,865,390	37,865,390
1,500-Foot Level	25,477,552	29,523,280
1,700-Foot Level(9)	361,584,762	361,584,762
1,900-Foot Level(9)	246,045,618	246,045,618
Total Measured + Indicated Resources	670,973,322	675,019,049
Inferred Resources
1,700-Foot Level(9)	32,915,833	32,915,833
1,900-Foot Level(9)	130,851,531	130,851,531
Total Inferred Resources	163,767,364	163,767,364
(1)    Mineral resources are not mineral reserves and have not demonstrated economic viability.
(2)    Underground mineral resources are reported based on assumed 75-foot mining horizons, discounted for areas not accessible due to proximity to oil wells.
(3)    Tonnage was calculated based on a tonnage factor of 0.0675 tons per cubic foot.
(4)    Included process recovery is 94% based on production experience. Included mining recovery is approximately 56% based on the room and pillar layout.
(5)    Although the actual sodium chloride grade is less than 100%, it is not considered in the resource, as the final saleable product is the in situ product, as-present after processing (i.e., the saleable product includes any impurities present in the in situ rock).

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(6)    A cut-off grade was not utilized for the calculation as the in situ product quality is relatively constant and saleable after processing.
(7)    There are multiple saleable products based on salt quality from the operation (rock salt for road deicing and chemical grade salt). For simplicity, all sales are assumed at the lower value (and higher tonnage) product, rock salt, and are based on pricing data described in Section 16 of this TRS. The pricing data is based on a five-year average of historical gross sales data for rock salt for road deicing of $61.41 per ton. Gross sales prices are projected to increase to approximately $706.49 per ton for rock salt for road deicing through year 2138 (the current expected end of mine life).
(8)    Based on approximate areas of: 5,399,000 square feet (“ft2”) for the 1,300-foot level; 2,991,000 ft2 for the 1,500-foot level; 45,721,000 ft2 for the 1,700-foot level; 50,293,000 ft2 for the 1,900-foot level; and 104,404,000 ft2 in the aggregate.
(9)    The 1,700-foot and 1,900-foot levels have been approximated using the 1,300-foot and 1,500-foot level contours, respectively, in alignment to the 400-foot contact distance restriction and site and safety constraints.

11.3	Estimates of Cut-off Grades
Cote Blanche Mine produces rock salt, primarily for highway use. Mineral cut-off grades are not applicable to the recovery of rock salt and are not a primary driver for production. It is understood that, for all practical purposes, every ton recovered and hoisted to the surface at Cote Blanche is a viable sales ton.  A cut-off grade is not impacted by commodity pricing, save for the event in which costs to produce and deliver rock salt to market exceed the established floor price of the commodity as discussed in the section on Economic Analysis. Production of salt is driven not by the availability of the resource or by the control of a cut-off grade in the foreseeable future, but by market demand. Salt production and correspondingly costs can be modulated in response that demand.
It is worth noting that while there is no cut-off grade, there are losses in the mining process. Mined salt that is recovered during mining operations and handling is either sales product for shipment or is lost as waste in the form of fines. Fines are defined as volumes of salt resulting the production process below saleable size consist. The waste volumes are disposed of underground in existing abandoned excavations mined previously and accounts for approximately 6% of the salt recovered. However, as noted elsewhere, for the purposes of defining the salt resource, all of the in-situ mineral within the contours of the salt dome is considered a resource within the constraints of mining practices and safety.
As stated, the controlling parameter for directing production is not a cut-off grade in terms of mineral composition but the physical characteristic in terms of product particle size. While the mine does monitor sodium chloride percent (NaCl%), magnesium content (Mg ppm), calcium content (Ca ppm) and calcium/magnesium ratio (Ca/Mg), these values are utilized primarily in the development of mine planning and scheduling to maintain a uniform product specification

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from the mine and do not contribute significantly to the differentiation of independent commodities with alternate prospects of economic extraction for the mineral resource. With few exceptions, the deposit at Cote Blanche exhibits strong structural and grade continuity typical of this type of industrial mineral deposit and does not incorporate any chemical cut-off grade in recovery of the orebody.

11.4	Resource Classification
Volumes, grade and tonnages estimated for the Cote Blanche Salt Mine were classified in alignment with Items 601(b)(96) and 1300 through 1305 of Regulation S-K and the CIM “Estimation of Mineral Resource and Mineral Reserves Best Practices” guidelines (2019) by Compass Minerals’ on-site engineering and corporate support.
Mineral resource classification is typically a subjective concept, and industry best practices suggest that resource classification should consider the confidence in the geological continuity of the modelled mineralization, the quality and quantity of exploration data supporting the estimates, and the geostatistical confidence in the tonnage and grade estimates. Appropriate classification criteria should aim at integrating these concepts to delineate regular areas at a similar resource classification.
The Cote Blanche resource models honor the current geological information and knowledge and are representative. The mineral resource model is informed from the seismic surveys and geological mapping where available. The geological information shows a high level of vertical continuity with local variations in salt quality and friability noted. Factors such as variations in quality typically results in reassignment of product types with some minimal wasting of product.
The following classification has been applied to the Cote Blanche Mine resource estimate:
Inferred Mineral Resources: Volumes for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. Resources at Cote Blanche are defined as inferred mineral resources within the prescribed 400-foot offset buffer (halo) from the modeled edge of the dome (defined from seismic surveys). Inferred minerals resources have the lowest level of confidence.
Indicated Mineral Resources: Contiguous volumes of rock salt for which quantity, grade or quality, densities, shape, and physical characteristics are estimated with sufficient confidence to allow the application of modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. These resources at Cote Blanche are the portions of the salt orebody lying between the current working faces and the halo at the proposed edge of the dome on each level.
Measured Mineral Resources: Contiguous volumes of rock salt mineralization informed from confirmation of geological continuity due to mapping, and sampling information to confirm salt quality and quantity with confidence sufficient to allow the application of modifying factors to

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support detailed mine planning and final evaluation of the economic viability of the deposit. Measured resources at Cote Blanche are those found on the 1300 and 1500-foot level associated with the existing, operating workings.

11.5	Uncertainty of Estimates
As stated, volumes, grade and tonnages estimated for the Cote Blanche Salt Mine were classified in conformity with generally accepted industry practice and experience and in alignment with established guidelines. While mineral resources are not mineral reserves and have not demonstrated economic viability, the estimates made here do represent the mineral potential of the property to the extent of the best available data and knowledge. The longevity, history and established nature of the salt dome and salt mining at Cote Blanche lends confidence to the estimates presented herein. Extensive use of analytical methods to establish estimates of confidence limits for the resource such as geostatistics or numerical methods are not supported by operational experience or need, existing variances in the nature of the resource, return on economics nor are such analytics supported by established industry practice for the recovery of the salt commodity.

11.6	Multiple Commodity Grade Disclosure
Cote Blanche Mine produces rock salt, primarily for highway use. A small portion of product, approximately 8%, is recovered for commercial and industrial (C&I) use and/or chemical grade sales. The differentiation in product is based upon quality (relative purity / lack of contaminants) and size consist. C&I and chemical products typically market at a higher price and margin than salt utilized for highway use, however, for purposes of resource evaluation, all estimated volumes have been conservatively represented as the lower valued commodity and do not impact resource and reserve estimations.

11.7	Relevant Technical and Economic Factors
While this estimation of the salt resource available at the Cote Blanche Mine is considered a reasonable representation, it is heavily reliant upon the continuity and homogeneity of the salt dome orebody, the historical experience gained in the mining of the dome over an extended period, and the to-date modelling of the salt dome orebody based upon limited exploration practices. Increasing confidence in the characterization of the salt dome, where practical and economical, is always advised. For example, interpretations of resource variations in salt quality and operational impacts such as occur in proximity to intrusive sandstone units encountered randomly within the dome could be enhanced and better managed through further geotechnical work. However, such work would need to be evaluated to provide the necessary cost-benefit results and are unlikely to be impacting.

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In terms of economic factors, the recovery of the resource is governed primarily by the floor price of the salt as discussed in Section 19, Economic Analysis, and not by any grade cut-off for salt quality as reviewed previously. In general, it is assumed that any ton of salt mined from Cote Blanche Mine is a saleable product and that economic impacts result from market influences and not resource constraints.

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12	Mineral Reserve Estimates

12.1	Introduction
This section describes the reserve estimation methodology and summarizes the key assumptions and controlling parameters utilized by the QP in developing the mineral reserve estimates for Cote Blanche.
Resources are converted to reserves for the following areas:
•Un-mineable resource, pillars, barriers and salt remaining in roof areas between levels are not considered for reserves,
•Measured or indicated resource only are considered for reserves. Any areas with inferred resources are not eligible for conversion to reserves,
•Compass has developed mine plans and polygons for each of the various levels utilizing the aforementioned model data and software packages and mapped into the contours of the various levels of the salt dome – these current plans define the mine,
•Mining blocks at depth below the planned levels or within proximity of the 400-foot buffer zone are excluded from the Reserve,
•Areas in proximity to oil wells have been excluded; and
•Additional areas surrounding shafts and underground infrastructure have been identified and removed for ground control purposes.
Resources that meet the above criteria were utilized for estimation of the reserve. Within the eligible areas, the developed long-term production layouts were applied utilizing planned mining dimensions and parameters. Areas for both planned development and benched rooms are calculated to estimate a total future mined area. With the total areas for development and rooms, the appropriate mined height is factored for thickness to generate a mined volume. Based on the mined volume and a salt density of 135 lb per ft3, the mined tonnage was then estimated. A process loss of 6% is applied to the mined tonnage, resulting in the final saleable tonnage and therefore reserve. Note that current mine plans developed by Compass for Cote Blanche focus on completion of the 1,500-foot level with future expansion to the 1,700-foot level and finally advancing to the lowest level (1,900-foot level). At this time, mining is not anticipated below the 1900-foot level.
It is noted that these plans have progressed from previous designs published and do not incorporate a 1600-foot level as was previously considered, as well as relocating the previous 1750 and 1950-foot levels (SRK, Resource and Reserve Audit Report, 2017). The election to forego the 1600-foot level and alter the lower level was founded in maintaining appropriate ground control and addressing geologic conditions. Appropriate long-term mine plans have since been developed for these future levels by the Cote Blanche Operations using the same room and pillar layout as the upper levels. It should be recognized that these mine plans may

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change in a similar, responsive manner as required given the extended life of expected mining in the dome. Resources that meet the above criteria were utilized for estimation of the reserve.
Finally, the definition of the reserve is also constrained by the license-to-mine being maintained by Compass. This includes such things as permits and leases that could impact and reduce mine life. A mineable resource without a license-to-mine is not a reserve.

12.2	Mineral Reserve Estimates
The reserve statement for the Cote Blanche Mine, current to September 30, 2021 is presented in Table 12-1.
Table 12-1: Cote Blanche Mine – Summary of Salt Mineral Reserves at the End of the Fiscal Years Ended September 30, 2021 and December 30, 2020.

	Salt Reserve (tons)(1)(3)(4)(5)(6)(7)
Reserve Area(2)(8)	As of September 30, 2021	As of December 31, 2020
Proven Reserves
1,300-Foot Level	13,316,339	13,316,339
1,500-Foot Level	8,136,420	10,422,256
Total Proven Reserves	21,452,759	23,738,595
Probable Reserves
1,700-Foot Level(9)	113,853,955	113,853,955
1,900-Foot Level(9)	122,693,422	122,693,422
Total Probable Reserves	236,547,378	236,547,378
Total Reserves
1,300-Foot Level	13,316,339	13,316,339
1,500-Foot Level	8,136,420	10,422,256
1,700-Foot Level(9)	113,853,955	113,853,955
1,900-Foot Level(9)	122,693,422	122,693,422
Total Reserves	258,000,137	260,285,972
(1)    Ore reserves are as recovered, saleable product.
(2)    Underground mineral reserves are reported based on assumed 75-foot mining horizons, discounted for areas not accessible due to proximity to oil wells.
(3)    Tonnage was calculated based on a tonnage factor of 0.0675 tons per cubic foot.
(4)    Included process recovery is 94% based on production experience. Included mining recovery is approximately 56% based on the room and pillar layout.
(5)    Although the actual sodium chloride grade is less than 100%, it is not considered in the reserve, as the final saleable product is the in situ product, as-present after processing (i.e., the saleable product includes any impurities present in the in situ rock).
(6)    A cut-off grade was not utilized for the calculation as the recovered in situ product quality is constant and saleable after processing.
(7)    There are multiple salable products based on salt quality from the operation (rock salt for road deicing and chemical grade salt). For simplicity, all sales are assumed at the lower value (and higher tonnage) product, rock salt and are based on pricing data described in Section 16 of this TRS. The pricing data is based on a five-year average of historical gross sales data for rock salt for road deicing of $61.41 per ton. Gross sales prices are projected to increase to approximately $706.49 per ton for rock salt for road deicing through year 2138 (the current expected end of mine life).
(8)    Based on approximate areas of: 5,399,000 ft2 for the 1,300-foot level; 2,991,000 ft2 for the 1,500-foot level; 45,721,000 ft2 for the 1,700-foot level; 50,293,000 ft2 for the 1,900-foot level; and 104,404,000 ft2 in the aggregate.

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(9)    The 1,700-foot and 1,900-foot levels have been approximated using the 1,300-foot and 1,500-foot level contours, respectively, in alignment to the 400-foot contact distance restriction and site and safety constraints.

12.3	Estimates of Cut-off Grades
As stated, Cote Blanche Mine produces rock salt, primarily for highway use. Mineral cut-off grades are not applicable to the recovery of rock salt and are not a driver for production. It is understood that, for all practical purposes that planned tons of production may be considered saleable irrespective of grade, save for those tons lost to processing waste. The QP has established the price for deicing salt at $61.41/ton, and a floor price at $51.89/ton.

12.4	Reserve Classification
Reserve classification are in accordance with Items 601(b)(96) and 1300 through 1305 of Regulation S-K was made based upon the assumptions outlined in the introduction. The following definitions were considered, and informed the classification:
Probable Mineral Reserve - The economically mineable part of an Indicated, and in some circumstances, a Measured Mineral Resource. The confidence in the Modifying Factors applying to a Probable Mineral Reserve is lower than that applying to a Proven Mineral Reserve.
Proven Mineral Reserve - The economically mineable part of a Measured Mineral Resource. A Proven Mineral Reserve implies a high degree of confidence in the Modifying Factors.
Reserves clearly identified within the active mining areas, the 1300 and 1500-foot levels have been considered as proven based upon Compasses experience in the levels and the homogeneity of the salt and given the limited remaining life. Confidence in these reserves is high.
Because of the nature of the certainty surrounding the remaining deposit and its mineability with increasing depth, all other reserves for remaining levels have been attributed to the probable classification. This is heavily based upon the use of historical mining experience, in-situ production sampling and the overall uniformity of the salt dome as opposed to traditional methods applied in other mineral orebodies such as significant surface drilling exploration or extensive geotechnical investigation. The uniformity of the salt and the economics make it difficult to justify such efforts and result in a probable classification.

12.5	Multiple Commodity Grade Disclosure
Cote Blanche Mine produces rock salt, primarily for highway use. As reviewed, approximately 8% of the mined salt is recovered for commercial and industrial (C&I) use and chemical grade sales. The differentiation in product is based upon salty purity, typically 99% pure, and sizing of the final mined product. C&I and chemical products market at a higher price and margin than

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salt utilized for highway use, however, for purposes of resource evaluation, all estimated volumes have been conservatively represented as the lower valued commodity.

12.6	Risk of Modifying Factors
As with the resource definition, the estimation of the salt reserves available at the Cote Blanche Mine is considered a reasonable representation but remains heavily reliant upon the continuity/ homogeneity of the salt dome resource, historical experience and production “exploration.”
Modifying factors are considerations used to convert Mineral Resources to Mineral Reserves. These include, but are not restricted to, mining, processing, metallurgical, infrastructure, economic, marketing, legal, environmental, social and governmental factors. Modifying factors that would impact the reserve estimate for Cote Blanche would likely be outside of the mining operation’s influence and impact it economic ability to sell the mineral. These might include such things as –
•Availability of manpower,
•Availability of infrastructure such as utilities,
•Political disruption
All of this could impact the definition of the reserve, which relies upon the assumption that all tons mined are saleable. These modifying factors are reviewed in further detail in the later sections of the summary.

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13	Mining Methods
The original shaft sinking at the mine began around 1960 to 1961 and went to the 1,300 foot level. The following summary describes the general mine design which has remained consistent since that date.
Room and pillar mining method is employed at Cote Blanche. Utilizing this method, salt is recovered in a horizontal plane, creating horizontal network of rooms and pillars at multiple stacked levels, analogous to the bays in a parking garage. To do this, "rooms" of salt are extracted via the mining process while "pillars" of untouched material are left to support the overlying roof, also of salt. In salt recovery within the Cote Blanche dome, rooms are mined in multiple lifts or “benches” due to the extensive height of the room.
The room and pillar mining technique is typically utilized in relatively flat-lying, bedded deposits such as coal, however, the method is also best suited for the vertical dome nature of Cote Blanche salt deposit, similar to the floors of a multi-level sky scraper. Room and pillar mining is also applicable at Cote Blanche because it addresses the risk of convergence and subsidence of the salt between multiple levels of mining and, where applicable, the surrounding country rock. Room and pillar is one of the earliest and most well-established techniques, can be easily mechanized, and is among the simplest of approaches compared to some other underground mining methods. It does, however, provision that a portion of the resource mineral remain in the form of the supporting structures, impacting recovery ratio and economics. A general view of plan view of the room and pillar method applied at Cote Blanche is shown in Figure 13-1.

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Source: Compass Minerals (not to scale)
Figure 13-1: The Room and Pillar Mining Method at Cote Blanche
For Cote Blanche, room and pillar mining is selected as an industry standard and is considered a best practice compromise of cost and efficiency while maintaining the continued safe operation of the mine and maximizing the recovery of the natural resource.
Specific details of the layout of the mine recovering salt at the Cote Blanche dome are as follows:
•The underground is serviced by three shafts:
•16 ft diameter production No. 3 Shaft,
•14 ft diameter man and material No. 2 Shaft,
•Eight-foot diameter secondary egress No. 1 shaft.
•The current ventilation rate is 650,000 cubic feet per minute downcast in the 16 ft shaft.
•There is one downcast and two upcast shafts. The No. 3 shaft is the downcast shaft that also serves the production hoist.
•Three levels have been mined (nominal depth below ground):
•1,300-foot mined during 1965 to 1986,
•1,100-foot, mined during 1986 to 2002, and
•1,500-foot, mined during 1998 to present.
•Final elevation estimates of the 1,100 ft, 1,300 ft and 1,500 ft levels are as follows:

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•1,100-foot level: Back: ≈ -1075, Development: ≈ -1100, and Bench: ≈ -1150 (approximate sill thickness is 135 ft),
•1,300-foot level: Back: ≈ -1285, Development: ≈ -1310, and Bench: ≈ -1360 (approximate sill thickness is 160 ft), and
•1,500-foot level: Back: ≈ -1500, Development: ≈ -1530, and Bench: ≈ -1575.

Mining is currently occurring on the 1500-foot level as well as the development ramp to the extended 1300' level reserves. Mining on the 1300-foot level extension is projected to start in 2022. The 1500-foot level is projected to be mined through 2026. Active mining on both the 1300' level and the 1500' level is anticipated to take place from 2022-2026. These projections are based on an assumed production rate of 2.2 million tons per annum (Mt/y). Access to the old workings of the 1300-foot level and the 1,100-foot level are limited to emergency egress routes at present. The 1300-foot level extension will be accessible by development ramp from the 1500-foot working level.
As stated, mining utilizes the room and pillar method of extraction. In this method, excavations (rooms) recovered by mining and are alternated with areas of undisturbed salt (pillars) that form the necessary support for maintaining stability of the mine roof. The layout of the rooms and pillars and their respective sizes are optimized to maximize the ratio of salt extracted, relative to in situ salt, while still meeting safety and surface subsidence requirements.
The current room and pillar layout has an extraction ratio of approximately 56% within the mined room area, but the overall extraction ratio of the property, taking into account barrier pillars and unmined zones, interruptions from oil wells, etc. is about 51%. Rooms are mined in a progression of two phases creating a total room height of 75 ft when completed. The rooms are a nominal 50 feet wide and bounded by 100-foot square pillars as shown in Figure 13-1. Variations in room and pillar dimensions are observed due to production blasting and scaling, so values are approximate. To achieve 75 feet of height, rooms are initially developed using a 30 ft top-cut (horizontal drill and blast), which is then vertically drilled and blasted (benched) an additional 45 ft, with 5 feet of sub-drilling. Loading and hauling is completed with diesel powered loading equipment and haul trucks. Development mining typically leads ahead of benching, or room advance, by approximately one and a half years.
Ground conditions, in general, are very good due in part to the quality of the domal salt and the limited extraction ratio in the 56% range. In areas where it is considered necessary, the mine utilizes spot bolting to ensure safe working conditions. Only a few ribs in infrastructure areas have been bolted (as needed in shops, near conveyors, in mill area, etc.).
The above description details the standard mining design and practice in place and as applied at Cote Blanche Mine to the existing 1300 and 1500-foot levels. The description also represents the expected criteria for the development and extraction of the proposed future salt recovery in the 1700 and 1900-foot levels as well.

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Compass Minerals Cote Blanche Mine
10-Year Mine Plan Scenarios

2.6 Mtpy Production Case
1500 Level
January 2020

Source: Compass Minerals (not to scale)
Figure 13-2: Typical Modelling of the Room and Pillar Layout: 1500-Foot Level Example

13.1	Geotechnical and Hydrological Models
Oil and gas wells are present within the current property and mining is not planned or permitted within close proximity to the identified areas.
One of the major risks for mining at the Cote Blanche Mine is the risk of flooding from overlying sedimentary sequences, of which some are water bearing. The top of the dome is known to be overlain by a relatively porous cap rock as discussed in the geological setting and mineralization deposit section, and therefore to reduce risk, the Mine uses a self-imposed 400 ft buffer from the interpreted edge of the dome.
Salt domes are known to be dense in composition with a porosity of tending toward zero and impervious (White, 1983) due to the rehealing process of fissures and fractures. Like other salt resources, Cote Blanche Mine maintains a halo of brine surrounding the salt dome thus preventing freshwater penetration. The 400-foot mining buffer maintained from the edges of the dome serves to further keep the dome hydrologically stable and prevent fresh water infiltration. Due to hydrologic nature and relative impermeability of the deposit, Compass Minerals has not performed extensive hydrogeologic studies and relies on field interrogation and production observations to monitor conditions.
In March of 2015, RESPEC performed 9 constant strain rate tests and 5 triaxial compression creep tests from block samples. The following salt properties were used for the numerical analysis based on the results of the RESPEC testing:

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•     Density = 135 lb/ft3
•     Uniaxial Compressive Strength (UCS) = 23 MPa (3,300 psi) from Pfiefle et al, 1995
•     Young’s Modulus (E) = 27 GPa (4 million psi)
•     Poisson’s Ratio = 0.23
Creep is described as a strain-rate to effective stress relationship of the form:
•     ἐ = A * óN
•     A = 3.2E-27 psf-3*sec-1
•      N = 3
The above tests were used by Golder to analyze the 400 ft. buffer between mining limits on each level and the salt dome, and a 150 ft. offset buffer between the extents of development and bench operations on the outermost mining perimeter. Golder concluded that the 400 ft. buffer zone is a reasonable distance to be maintained between the extents of the salt dome and mining extents. However, Golder found that there were problematic Von Mises Stresses in the salt that extend approximately 200 feet beyond the limit of the workings and suggested that leaving the Bench salt in place in the perimeter roadway would reduce the stress concentrations.

13.2	Production Details
Cote Blanch Mine operates with a production schedule targeting approximately 2.2 million tons of salt per year. That target can vary significantly depending upon market demand for road salt as conditioned by annual weather conditions. Salt production is sourced and scheduled from the mine plan developed at Cote Blanche, laying out the rooms and pillars on each of the identified levels. Example maps of the level mine plans are provided herein with active mining rooms, exclusion areas and proposed extents for the 1300 through 1700-foot levels in Figure 13-1 through 13-3 (representative, not to scale). Detailed plans and extents of the proposed mining have not been developed for the 1900-foot level as of this report. Currently, proposed mining is expected to progress utilizing the established mine planning parameters and practices previously reviewed, i.e. room and pillar dimensions, etc.

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-1300' MSL ELEV
-900' MSL ELEV
HUMBLE
T.S. 1175'
-1300 Mining Boundary
SHELL 3-A
GRAFTON C-5
8' SHAFT
14' SHAFT
16' SHAFT
SHELL 5
SHELL 2
SHELL-CAFF. NO 4
CAFFERY
NO 6
T.S. 760'
SHELL-CAFF.
NO 7
T.S. 1325'
PENNZOIL
NO. C-1
T.S.1215'
T.D.1650'
HUMBLE-BURG.
NO. 1
T.S.1204
elev. 31'
LONGVIEW 2-A
LEGEND
COMPASS MINERALS
COTE BLANCHE MINE
DATE
06/18/2020
- 1500' LEVEL - Final Mining Boundary
Scale:
1" = 200'
MSHA ID# 16-00358
N
S
E
W

Source: Compass Minerals (not to scale)
Figure 13-3: 1300-foot Level Mine Plan Map

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-1500' MSL ELEV
1500' BOUNDARY
-900' MSL ELEV
Area #1
Area #2
8' SHAFT
14' SHAFT
16' SHAFT
LEGEND
COMPASS MINERALS
COTE BLANCHE MINE
DATE
06/18/2020
- 1500' LEVEL - Adjusted Mining Boundary
Scale: 1" = 200'
MSHA ID# 16-00358

Source: Compass Minerals (not to scale)
Figure 13-4: 1500-Foot Level Mine Plan Map

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Total Proposed Mining Area = 24,713,923 SQ.FT

LEGEND
COMPASS MINERALS
COTE BLANCHE MINE
DATE
07/25/2020
- 1700' LEVEL Boundary
N
E
Scale:
1" = 200'
MSHA ID# 16-00358

Source: Compass Minerals (not to scale)
Figure 13-5: 1700-Foot Level Mine Plan Map

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Cote Blanche Mine is operated six days per week, two shifts per day for approximately 250 to 275 days per year, depending upon planned down time for maintenance and repairs, unplanned downtime and interruptions from seasonal weather impacts. The following is an overview of the mine’s typical production parameters.
Table 13-1: Summary of key assumptions in the definition of the Cote Blanche Reserves

Value	Units	Parameter
50	ft	Room Width
100	ft	Pillar Width (sq)
30	ft	Development Room Height
45	ft	Benching Room Height
55.56%		Local Extraction Ratio
94.00%		Mine Recovery
0.0675	st/ft3	Density
2.17	mt/m3	Density
2,900,000	st/y	Name Plate Capacity
2,200,000	st/y	Planned Production Capacity
265	days/yr	Planned Production
8,679	st/d	Production Rate
128,581	ft3/d	Production Rate
84	years	Expected Mine Life

13.3	Requirements for Stripping, Underground Development and Backfilling
Operations at the Cote Blanche Mine for the stripping, underground development and backfilling functions are discussed in this section. Note that all levels, 1300-foot through the 1900-foot levels, are currently mining and are planned to be operated in the same manner, with the same mining parameters listed and with the same set of unit operations, altered only by the footprint of the mining of the room and pillar method as modified to reflect the constraints of the planned level and the lateral constraints of the salt dome contours of each level.

13.3.1	Stripping
There is no underground stripping at the Cote Blanche Mine.

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13.3.2	Underground Development
As reviewed in the mine method section, Cote Blanche Mine progresses development of main entries in the upper 30-foot of mining height overlying and in advance of bench mining, maintaining the availability of locations for room production to the full 75 feet of salt mining. Development and bench mining progress at an approximate 45:55 ratio in terms of area of advance in the mine plan and are part of the production process.
In addition, as needed, underground rooms for facilities for support functions have been and will be developed in existing mined excavations and specific locations. This includes development of shaft areas on each level for hoist equipment, design, planning and development of ramp structures from one level to the subsequent, lower level as required, installation of underground work facilities such as maintenance shops and storage rooms.
As mining progresses, development also encompasses the design, placement, repair and maintenance of support infrastructure such as crushers, screens and other plant in support of mining. For example, and illustration of the screening plant and associated storage located near the hoist shafts is provided in Figure 13-6.

8' SHAFT
14' SHAFT
16' SHAFT
SCREEN PLANT
PRODUCT BINS
STOCKPILE
SHELL 1
T.S. 570
T.D. 16479'
X= 1877629.67
Y= 395090.87
SHELL-5
T.S. 515'
T.D. 15919'
X= 1876366.35
Y= 394293.00
CAFFERY
NO 6
T.S. 766'
LONGYEAR 6
T.S. 404'
T.D. 1500'
X= 1877209.62
Y= 394270.09
elev. 40'
CARGILL 1
T.S. 475'
T.D. 1500'
X= 1877495.78
Y= 394115.54
elev. 65'

Source: Compass Minerals (not to scale)
Figure 13-6: Underground Infrastructure - Screen Plant

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13.3.3	Backfilling
Waste salt that is produced during the mining process and resulting from the transport of hoisted tons constitutes the extent of backfilling at Cote Blanche. Waste salt is estimated at approximate 6% of total recovered salt tons. Waste material is collected via loaders and other supporting underground equipment and taken from the face, load out points, conveyor and crusher locations and any other impacted areas of collection as part of housekeeping and maintenance and is disposed of in previously mined workings as identified by operations management and engineering.

13.4	Mining Equipment, Fleet and Personnel
Currently, Cote Blanche Mine operates with an approximate staffing target of 202 individuals; 69 salaried staff and 133 hourly employees assigned in crews to the various unit operations and scheduled shifts. That number is expected to remain relatively constant through the recovery of salt on the future 1700 and 1900-foot levels as well.
The following table provides a general overview of the equipment fleet and machinery utilized in the unit operations of the mining process. The asset list at Cote Blanche comprises over 800 lines of specific items include administrative items, land and building assets as well as parts inventories, etc. that are not part of the mining process and are not considered.

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Table 13-2: Table of Equipment Utilized in the Mining Method

Number of Units
Aerial Lifts
Manlift Rigs	7
Belt Magnets
Belt Magnets	3
Bench Production
Drill	2
Compressors
Compressors	4
Crushers
Crushers	4
Development Production
Drill	3
Kerf Cutter	5
Explosives
D&B	2
Haulage	6
Hoists
Friction hoist	1
Single drum	2
Loader Scalers	4
Mining Side Electrical Distribution Equipment
Distribution Equip.	16
Mucking Loaders
CAT 900 Class Loader	2
Permissible Carts
Permissible Carts
Personnel Transportation	44
Roof Support
Roof Bolter	1
Support Equipment
Support Equip.	24
Surface Screen Plant
Barge Dock	1
Bins	2
Feeder	2
Screw Hopper Reclaim	1
Surface Stacker Belt	1
Track Scalers
Scaler	4
Underground Screen Plant
Screens	12
Ventilation
Aux. Fans	8
Main Fan	1
Welders
Welders	5
Grand Total	167

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13.5	Map of Overall Salt Mining within Cote Blanche Salt Dome
While a final mine plan and completed mining profile has not yet been developed for the Cote Blanche Salt Dome by Compass, it can be reasonably expected that the impacted area will be similar to and represented by the anticipated mining as shown in the proposed plan of the 1700-foot level as displayed here in Figure 13-7.

Total Proposed Mining Area = 24,713,923 SQ.FT

LEGEND
COMPASS MINERALS
COTE BLANCHE MINE
DATE
Scale:
1" = 200'
MSHA ID# 16-00358

Source: Compass Minerals (not to scale)
Figure 13-7: Possible Final Mine Outline

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14	Processing and Recovery Methods

14.1	Process Description
The Cote Blanche Mine utilizes a straight-forward process post-mining that focuses on particle size reduction of the raw salt resource to a final salt product size suitable for transport at the surface for shipping while striving to minimize the production of unsaleable fines (waste) from handling. Salt processing and handling at Cote Blanche is managed principally in the underground with only surge capacity on the surface. Salt product is delivered to the surface on demand as scheduled to a mine-owned facility, where barges are loaded for transport to the product’s final destination.
The processing begins underground. Once the salt has been mined and loaded into the diesel trucks at the face, it is transported to central points located in the mains and offloaded into one of typically two operating primary crushers maintained near active workings. These primary crushers, which move with production, reduce the mined salt from as-mined chunks of salt to an approximate 6- to 8-inch minus size. The estimated capacity of the primary crushing operation is approximately 1500 tons per hour (tph).
Once screened and crushed at the primary crusher, the mine utilizes a system of multiple 42-inch conveyors and structure to transport the salt to the underground screen plant sited at a central location near the shafts. The salt enters a secondary crusher, which reduces the size again to an approximate 2-inch minus size before transferring the mineral to either the underground stockpile area or feeding it directly into the mill or screen plant for further processing.
The mill plant, which is entirely underground as well, processes the salt into categorized product bins prior to hoisting to the surface for loading and sale. The estimated capacity of the secondary crusher is 1400 tph. Figure 14-1 provides the simplified flow sheet of the initial portion of the process while Figure 14-2 shows a typical plan view of the process at Cote Blanche underground. The number and designation of conveyors between the primary crushers and the main feed belt, C-1 will obviously vary with face position.

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CR #2
Primary Crusher #2
Capacity: 1500 TPH
Product Size: -8" ~ -6"
42" conv. D-6
42" conv. D-5
CR #5
Primary Crusher #5
Capacity: 1500 TPH
Product Size: -8" ~ -6"
42" conv. D-4
42" conv. BA
42" conv. C-1
Secondary
Crusher
Capacity: 1400 TPH
Feed Size:- 8"
Product Size: -2"
42" conv. C-2
Main Stockpile
C-3 Trench
42" conv. C-3

Source: Compass Minerals (not to scale)
Figure 14-1: Flow Sheet of Cote Blanche Handling and Processing

TRUCK PATH
#5 STAMLER
TRUCK PATH
D-7 BELT
D-5 BELT
D-6 BELT
#2 STAMLER
D-4
Ramp To Bench
Ramp To Bench
8' SHAFT
SCREEN PLANT
BELT
PRODUCT BINS
14' SHAFT
16' SHAFT
STOCKPILE
#3 STAMLER
Ramp To Bench

Source: Compass Minerals (not to scale)
Figure 14-2: Plan Layout of Processing - Underground

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14.2	Plant Throughput and Design
Salt entering the mill plant is further processed and stored in bins or transported directly to the surface for sale. At the mill, the salt from the secondary crusher is further reduced. As needed, the main stockpile of salt receives final processing to finished product specifications through a tertiary crusher and three screen banks that sort it into four sizes: Mine Run (+ 1/2-inch), Coarse (1/2 to 1/4-inch), Medium (1/4 to 1/8-inch), Granular (1/8 to 3/64-inch). The finished grades are stockpiled or sent directly to the 16-ft shaft for transfer to the surface. The four size categories are again summarized as provided in Table 14-1 below. Figure 14-3 shows a detail process flow chart of the Mill Plant that produce the final products.
Table 14-1: Mill Plant Categories

Category	Min. Size (inches)	Max. Size (inches)	Estimated Rate (tph)
Mine Run		<1/2	70
Coarse	1/4<	<1/2	381
Medium	1/8<	<1/4	213
Feed	3/64<	<1/8	37
Source: Compass Minerals (not to scale)
Figure 14-3: Mill Plant Flow Sheet
Salt is processed and stockpiled in these categories and can be hoisted to the surface for sale as required.

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14.3	Transfer to Surface
Salt transported to the surface is moved in one of the two skips operating at the 16-foot shaft, adjacent to the screening plant. The skips are capable of approximately 17 tons per skip, operating at a maximum of 32 skips per hour, or 544 tph. With an availability of only 69% due to maintenance and safety, hoisting can be a limiting factor in processing.

14.4	Surface Transport
Upon arrival at the surface, the salt is either loaded into river barges (each barge holds about 1500-tons), transferred to a 50,000-ton open stockpile, or placed into two 300-ton stainless steel surge bins by way of a significant conveyor network. Loaded barges are towed along the Intra-Coastal Waterway to the Mississippi River and inland waterway system for distribution to depots or customers.
Source: Compass Minerals
Figure 14-4: Cote Blanche Mining Flowchart

This method of processing utilizing crushing and screening the mined material is in alignment with generally accepted salt industry practice and is selected by Compass Minerals as it offers the most cost efficient, maintainable approach to producing a final desired saleable product.

14.5	Waste Handling

All waste generated underground (except hazardous waste; e.g., used oil / grease) is disposed of in mined out areas of the mine. This includes old equipment and water collected by shaft sumps

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which is assumed to be dirty and adsorbed into waste salt. No other waste is generated by the operation other than typical trash, sewage and used oil / grease, etc. These small amounts of waste are disposed of off-site.

14.6	Power Consumption
A summary of total, fixed and variable electricity consumption and costs incurred by the owner are provided in Table 14-2.
Table 14-2: Summary of Electrical Usage

14.7	Personnel
A summary of required personnel is provided in Table 14-3.
Table 14-3: Summary of Personnel Employed

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15	Infrastructure
Critical infrastructure at Cote Blanche Island includes electric service, water service and egress and ingress to the island by visitors and shipments via ferry and product shipping via a barge loadout facility connected to the Intracoastal Waterway.
Electricity
Power is supplied to the site by a public utility, CLECO. Service to Cote Blanche Island is 34.5kV. Dual Feeds cross under the Intracoastal Waterway, and connect north of 8ft/14ft Hoist House and East side of Plant by 16 ft hoist house. Surface power by way of underground with some lesser voltage by overhead lines. Two feeds into the mine through 16ft and 14ft shaft that can be cross-connected. Backup power is provided by single 750 kVA diesel engine driven emergency generator that generates 480V that is stepped up to 4160V. The generator has the capacity to provide the required power to the 8ft Shaft hoist and some critical surface electrical equipment.
Water
The site operates a non-community public water system licensed by the State of Louisiana Department of Public Health to produce potable water for use on surface and in underground operations. The system removes minerals from ground water extracted from two wells operated on site.
The treatment process utilizes a series of filters with a backwash system. The potable water produced by the treatment plant is treated using a chlorination system to achieve chlorine levels necessary to meet federal and state drinking water quality requirements to protect against bacterial contamination. A licensed Public Water Treatment System operator conducts daily water checks and maintains the chlorination units. The State of Louisiana Department of Public Health provides continuous oversight of the quality of water produced by this plant and conducts periodic onsite inspections and to collect both well and plant water samples.
Ferry Landing
Access to Cote Blanche Island for employees, vendors, shipments and others is exclusively by ferry. Compass Minerals operates the ferry 7 days a week, year round. The ferry boat is a connected to a cable that lays on the bottom of the Intracoastal Waterway (Figure 15-2). Land to the north and south of the Intracoastal Waterway that connects to the cable is accessed by Compass Minerals via right of way with a private landownership group.
The ferry is capable of transporting approximately 15 light vehicles per trip, or one to two semi-trucks and trailers.
Barge Canal and Loadout
The barge canal and loadout area are submerged areas on the property and are connected to the Intracoastal Canal and ultimately Cote Blanche Bay (Figure 15-1 and 15-2). The Cote Blanche

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Mine ships all of its production to market via conveyor to a barge loadout facility where barges capable of containing approximately 1,500 tons of salt each are indexed to the loadout by contract tug boat services. Both empty barges awaiting filling or full barges are stored in the barge canal and managed by the aforementioned tug-boat service. The draft of the barge canal is managed by periodic dredging to maintain a minimum of 10-feet of draft that is capable of supporting fully loaded barges. The loadout are of the submerged canal is included within the surface lease from the private Cote Blanche Island ownership group, while Compass Minerals has rights to the north-south trending canal by right of way with a different land ownership consortium.

Figure 15-1: Cote Blanche Island Infrastructure

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Figure 15-2: Cote Blanche Barge Canal and Loadout Areas

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16	Market Studies

16.1	General Marketing Information
According to Roskill’s Salt Outlook to 2028, global demand for salt is forecast to rise from 352Mt in 2018 to 424Mt in 2028 at an average of around 1.9%py. Regional growth will continue to be led by Asia, especially China and India. Asian demand is projected to rise by 2.8%py from 173Mt to 228Mt. By 2028, Asia is forecast to account for nearly 54% of world demand compared to 49% in 2018. Europe is expected to overtake NAFTA by growing at around 1%py, reflecting low growth in regional chloralkali and synthetic soda ash markets. Demand in North America is projected to grow at 0.4%py, mostly following a rise in chloralkali production. The North American region is the one most strongly influenced by changes in the de-icing market so actual demand by 2028 may diverge from the forecast.

End-use	Asia	North America	Europe	Latin America	Africa	Oceania	Total
Chloralkali	113.8	29.3	23.1	3.9	1.5	0.4	172
Synthetic soda ash	62.1	1.2	20	0.3	-	-	83.6
Road de-icing	4	30	15	-	-	-	49
Food	20.9	1.2	2.6	6.1	6.1	0.2	33.6
Other	27.5	20	25	1	1	2	85.5
Total	228.3	81.7	85.7	16.8	8.6	2.6	423.7
Source: Roskill estimates
Published in: Salt: Outlook to 2028
Table 16-1: World Forecast Demand for salt by region
North American Consumption
In the United States, much of the variation in output and imports is related to that of rock salt which is dependent on the severity of winters. Most imports are from overseas subsidiaries of major US salt producers. Exports are small compared to imports but still average well over 500ktpy and mostly sent to Canada. In 2015, apparent consumption was a record 67.5Mt following a severe winter in 2014/15 and imports of over 21Mt. Mild winters in over the next two years saw this drop to under 55Mt. The return of a more severe winter in 2017/18 saw apparent consumption grow by 7Mt. According to USGS Mineral Commodity Summaries 2021, imports are mostly from Chile (33%), Canada (24%), Mexico (13%), and Egypt (9%) (USGS, 2021).
Like the United States, Canadian consumption of salt can vary widely between years as the de-icing market forms a considerable part of overall use. In years with mild winters, apparent consumption can fall below 8Mt but in those with severe winters it can exceed 11Mt. There is a considerable export trade, nearly all of rock salt, across the border with the USA, which again is closely connected to winter conditions in both countries.

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Table 16-2: USA and Canada: Production, trade and apparent consumption of salt, 2010-2019 (kt)

Table 16-3 presents a summary of the average value of price, average value of bulk, pellets and packaged salt, f.o.b. mine and plant annually as summarized by the USGS (USGS, 2021).
Source: USGS
Table 16-3: USGS Summary of US Salt Pricing
Greater than 90% of the salt produced from the Cote Blanche Mine is sold as bulk for deicing markets. A breakdown of market segments served between 2018 and 2021 by Cote Blanche Mine Production is provided in Table 16-4. A summary of demand and production (imported and exported) is provided in Table 16-2. Salt produced by the Cote Blanche Mine is US markets; mainly states along the Ohio and Mississippi River basins as salt is transported to markets via barge along the river networks.

	2018	2019	2020	2021
Consumer and Industrial
Deicing	44,720	74,443	26,454	41,267
Non-Deicing	105,082	109,477	139,628	94,337
Total C&I	149,801	183,919	166,082	135,604
Bulk Highway
Chemical Salt	735,552	551,470	661,384	374,858
Highway	1,426,369	1,645,362	1,052,866	1,213,075
Total Bulk Highway	2,161,921	2,196,832	1,714,251	1,587,933
Total Production	2,311,722	2,380,751	1,880,333	1,723,537

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Table 16-4: Summary of Cote Blanche Mine Production and Sales by Segment

Roskill forecasts the nominal price of deicing salt to reach $80/ton in 2028 as illustrated on Figure 16-1. This forecast price is used in the economic model discussed in Section 19. Pricing between current price (five year average of average sales price for past five years) for deicing salt established at $61.41/ton and the forecast price of $80 in 2028 was increased by $3.10/ton annually between 2022 and 2028. It is reasonable to assume that pricing beyond Roskill’s forecast period will sustain based on the likelihood that winter weather conditions in inland, Midwest and south-central US markets will continue to support current demand conditions and the Cote Blanche Mine’s access to the relatively inexpensive mode of shipping via barge on the Mississippi, Ohio and Tennessee River networks will allow products sourced from the Cote Blanche to be priced competitively. Therefore, the QP sustains pricing beyond the Roskill forecast through Life of Mine, increasing average selling price by 2% annually.

80.00
70.00
60.00
50.00
40.00
30.00
20.00
10.00
0.00
2008
2010
2012
2014
2016
2018
2020
2022
2024
2026
2028
Nominal
Real

Notes: *Real prices adjusted to constant US$ using USA GDP deflator data from the International Monetary Fund's World Economic Outlook Database. Base Year 2019*
Source: *Compass Minerals and Roskill estimates*

Source: Roskill estimates
Published in: Salt: Outlook to 2028
Figure 16-1: Roskill Real and Nominal Price Forecast for Deicing Salt through 2028

16.2	Material Contracts Required for Production

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Most bulk salt sold form the Cote Blanche Mine is transported to market via barge along the Intracoastal canal in Louisiana to the Mississippi River, Ohio River and Tennessee River networks. The Company has a contract with a barge company to transport bulk salt to markets along these river networks. The contract is a defined term and subject to review and renewal periodically, typically five years. These arrangements are within industry standards and formed the basis of the economic evaluation.
An individual barge can hold approximately 1,500 tons of salt, and is the most efficient means of transportation in light of the source of salt and markets. Transportation and logistics costs represent a significant cost for the end product, and are built into general selling price. Costs for transportation via barge to markets has ranged from $19/ton and $25/ton between 2017 and 2021.

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17	Environmental, Social, and Permitting
There is very little waste generated by the mining and processing of rock salt. All waste salt and interbedded rock remains underground in old mined out areas. There is only basic surface processing and no material surface waste is generated. No unclean water is discharged from the shafts to the surface.

17.1	Results of Environmental Studies and Baselines
Mine construction commenced in 1961 with production beginning in 1965, prior to the promulgation of the National Environmental Policy Act and Clean Water Act. Operation of the mine has been consistent and ongoing since commencement of production. Therefore, no baseline or environmental studies have been required, nor conducted.

17.2	Waste, Tailings, and Water Plans - Monitoring and Management
Any waste derived from underground operations remains in the underground mine cavity, where it will remain post-mine closure. Tailings are not generated from the salt mining process aside from generation of fine-grained salt that is stored in the mine cavity. Water is not used in the mining process due to the soluble nature of salt.

17.3	Project Permitting Requirements
The State of Louisiana does not require an operating permit for the Cote Blanche mine. Air and NPDES permits are maintained by the site. The site is located in a Coastal Protection Zone and therefore any new site disturbance requires going through the US Army Corps of Engineers and Louisiana Coastal Resources permitting process. Initial operations at the site predate the Coastal Resources rules so no formal reporting is required under this process.

17.3.1	Air Permit
The site operates under an air permit, Stationary Source Permit 2660-00225-00, which is administered by the Louisiana Department of Environmental Quality. The permit covers emissions from the operations of shafts and related exhausts, as well as operations of conveyance systems on the surface from shaft, to stockpile and eventual transfer to barges for loadout. The permit expires in December 2026.

17.3.2	Surface Water Effluent Discharge Permit
Surface water discharges from the site are regulated under Louisiana Pollutant Discharge Elimination System (LPDES) permit LA0103233. The permit requires discharge monitoring for

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effluent flows from the three outfalls that discharge into the saline waters of the Intracoastal Waterway and Cote Blanche Bay.

17.4	Plans, Negotiations or Agreements (Environmental)
There are no plans, negotiations or agreements relative to environmental matters with any external parties.

17.5	Mine Closure Plans
There are no mine closure plans for the Cote Blanche Mine. Once the lease agreement terminates, the mine operator has six months to vacate the mine of any personal property it wishes to recover before the landownership group assumes control of the mine and either continues mining or initiates other commercial or industrial uses of the surface mine site and underground void space.

17.6	Adequacy Assessment of Plans
Relative to other types of mining, the Cote Blanche Mine is low risk from an environmental standpoint. It does not require significant disturbance of the landscape and no surface waste (toxic or otherwise) is generated in the process. Going forward, environmental risk to the reserve is viewed as low.

17.7	Local Hiring Commitments
The Mine operates under a collective bargaining agreement (“CBA”) with the United Steelworkers of America. Other than labor commitments contained within the CBA, there are no commitments with outside entities or governments relating to the local labor force.

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18	Capital and Operating Costs
Capital and operating costs discussed in this section were developed on a unit cost and quantity basis utilizing the QP’s estimates that are based on owner’s costs from the past five years, current and historic cost data from continuous and ongoing operation of the facility, first principles, and 65 years of operational experience operating the facility at projected production capacity. Operating costs presented herein are the QP’s estimates based on the understanding of actual owner’s costs incurred at the operation since 2017, vendor/contractor quotations, and similar operation comparisons, while capital costs projected through 2026 are estimates by the QP based on owner’s cost estimates developed based on unit cost and quantity basis utilizing historic cost data, first principles, vendor/contractor quotations, and similar operation comparisons.

18.1.1	Capital Costs
The Cote Blanche Mine, as well as Compass Minerals facilities, maintains a five-year capital forecast for all foreseen capital expenditures to support current production. The average annual capital expenditure since 2017 at the Cote Blanche Mine is $5,523,000, with a high of $7,312,000 in 2020 and a low of $4,568,000 in 2017. The average annual capital expenditure over this run is $5,523,000, which is more indicative of a typical annual Maintenance of Business (MOB) expenditure. A summary of capital expenses incurred from 2017 through 2021 by the owner is provided in Table 18-1.
A summary of foreseen capital expenditures through 2026 is provided on Table 18-2. As shown on Table 18-2, total estimated capital expenditure through 2026 is $117,695,000, and is comprised of either MOB capital or safety and environmental focused, or both. Forecasted capital spend for major foreseen capital projects through 2026 total $46,009,000, and include:
•Construction of a new barge loadout facility for $12,818,000.
•Construction of a Mine Bypass Loop to optimize transportation from the face to crusher for $8,900,000.
•Construction of new docking systems for stored empty or filled barges along the barge canal and bank stabilization work for $7,393,000.
•Replacement of headframe at the production shaft and grouting the bottom 100 feet of the same shaft for $6,916,000.
•Construction of a new administrative building for $3,311,000.
•New feeder breaker and conveyors systems to support migration from the 1,500-foot mining level to the 1,300-foot level and preparation for a future migration to the 1,700-foot level for $12,447,000.
•A new screen tower upgrade at $6,671,000.

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The balance of the forecasted capital expenditure through 2026 is $70,794,000 and primarily includes routine replacement for mine vehicles and equipment. Listed expenditures are based on cost estimates generated by third parties, within +/-15% level of accuracy. There are risks regarding the current capital costs estimates through 2026, including escalating costs of raw materials and energy, equipment availability and timing due to either production delays or supply chain gaps.
While Compass Minerals does not as formally estimate and budget projected capital expenditures beyond five years, Compass Minerals engaged Golder Associates to evaluate engineering alternatives and to develop cost estimates to plan for the eventual development of the 1,700-foot level. At the current projected mine run rate at 2,200,000 tons per year, Compass Minerals will be exclusively operating on the 1,700-foot level in 10 years, or 2032. Major projected capital costs will include driving a ramp from the 1,500-foot level to the 1,700 foot level, deepening and lining the production shaft, and relocating the mill to the 1,700-foot level. Projected capital expenses associated the development of the 1,700-foot level for the maintenance of current production is $154,000,000 from 2027 through 2032. The timing of construction is dependent on intervening annual mine run rate, the possibility of changes to reserves on current 1,300-foot and 1,500-foot levels associated with near-term diapir surface validation work via in-seam seismic technology, and further consideration of possible design alternatives which will be vetted in future, budgeted FEL1 through FEL3 engineering evaluations. Notwithstanding, the Golder cost estimate with a stated +/-50% level of accuracy for development capital, which is ultimately in support of maintaining current production levels, were built into the life of mine project cash flows discussed in Section 19.
The 1,700-foot level will exclusively sustain mining production from 2033 through 2068, whereupon the mining operation will need to initiate exclusive production on the 1,900-foot level. To that end, the Economic Analysis presented in Section 19 includes projected expenses associated with the development of the 1,900-foot level beginning in 2063, with a normal sustaining MOB capital profile between 2032 and 2068 beginning at $9,188,000 per annum beginning 2033.

18.1.2	Operating Cost
Actual operating costs incurred at the Cote Blanche Mine from 2017 through 2020 are provided in Table 18-1. Summarized costs include labor, maintenance, supplies electric, diesel, lease royalties, logistics, and taxes. Since 2017, total operating costs per ton have increased from $35.82/hoisted ton to $45.76/hoisted ton.

18.1.3	Assumptions
The capital projects are assumed to be constructed in a conventional EPCM format. Compass Minerals routinely retains qualified contractor to design projects and act as its agent to bid and

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procure materials and equipment, bid and award construction contracts, and manage the construction of the facilities.

18.1.4	Accuracy
The accuracy of this estimate for those items identified in the scope-of work is estimated to be within the range of plus 15% to minus 15%; i.e., the cost could be 15% higher than the estimate or it could be 15% lower. Accuracy is an issue separate from contingency, the latter accounts for undeveloped scope and insufficient data (e.g., geotechnical data).

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$in thousands	2017	2018	2019	2020	2021

Capital Spend	(4,568)	(4,988)	(3,376)	(7,312)	(7,370)

Hoisted Tons (000's) - Incremental	1,722	2,202	2,415	2,299	2,148
Sales Tons (000's) - Incremental	1,473	2,122	1,986	1,532	1,776
Selling Price per Ton	56.47	57.08	65.61	62.81	65.07
Total Sales	83,172	121,132	130,290	96,206	115,576

OPEX
Variable Labor	2,545	3,042	3,190	3,529	3,628
Powder & Caps	908	1,154	1,059	1,225	1,023
Utilities	926	1,000	918	952	881
Operating Supplies	1,992	2,300	2,392	2,385	2,280
Diesel	548	864	875	661	721
Roof Bolting Materials	291	434	444	485	505
Ingredients	83	71	83	76	69
Royalties	3,133	3,769	5,334	6,092	5,099
Logistics	32,260	50,423	50,544	29,258	44,653
Severance Tax	101	132	145	138	129
PPV/MUV	20	(14)	182	(32)	(130)
Subtotal - Variable	(42,806)	(63,175)	(65,166)	(44,770)	(58,859)

Fixed Labor	13,829	14,701	16,560	17,973	19,132
Maint & Services Materials	6,277	10,391	9,984	9,581	9,737
Contract Maint. Services	3,221	5,231	5,898	4,047	1,142
Operating Supplies	800	1,180	1,152	1,025	939
Electric - Purchased	463	500	459	218	439
Tow Boat /Canal Lease	573	582	594	700	722
Mineral Lease	124	124	124	124	124
Insurance/Taxes	2,009	2,130	1,733	2,278	2,231
Other	1,944	1,825	1,602	1,641	1,165
Subtotal - Fixed	(29,240)	(36,663)	(38,105)	(37,586)	(35,630)

Operating Cost	(72,046)	(99,838)	(103,271)	(82,356)	(94,490)

Operating Cost / ton hoisted	41.84	45.34	42.76	35.82	43.99
Table 18-1: Summary of Capital and Operating Costs: 2017-2021

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Table 18-2: Summary of Capital Expenses: 2022-2026

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Table 18-2: Summary of Capital Expenses: 2022-2026 (continued)

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19	Economic Analysis

19.1.1	Operating Costs
An economic model was created for the Cote Blanche Mine to provide validation of the economic viability of the estimated reserve for the life of mine until 2138. Following are the key assumptions:
•Mine run rate at 2,200,000 tons hoisted
•Because sales vary year over year, typically controlled by weather in deicing markets, the QP applied the average of sales to hoisted tons rates over the previous six years (83%) to sales tons for future three year periods with the fourth year sales tons at 110% of hoisted tons to represent periodic strong sales associated with higher than average frozen precipitation in Cote Blanche’s markets served.
•The five year average sales price for Cote Blanche is $61.41/ton. This price was the beginning price used in the life of mine cash flow analysis.
•Roskill forecasts the nominal price of deicing salt to reach $80/ton in 2028 as illustrated on Figure 16-1. This forecast price is used in the economic model discussed in Section 19. Pricing between current price (five year average of average sales price for past five years) for deicing salt established at $61.41/ton and the forecast price of $80 in 2028 was increased by $3.10/ton annually between 2022 and 2028.
•Annual average sales price increase of 2% year over year after 2028
•A finance rate (cost of capital) of 10%
•Tax rate of 25.67%
•Inclusive of State and Federal Income Taxes
•Inflation rate of 2%
•Inflation rate of 2% applied to operating costs
•Sales price increase by 2% annually
•An additional 10% contingency on projected fixed and variable costs through the life of mine
The QP used partial year 2021 budgeted 2022 costs as the benchmark for which to model operating costs through life of mine, applying a 2% annual increase in operating cost annually.

19.1.2	Capital Costs
As an ongoing project that is in production and profitable, the QP established a going forward MOB capital based on the average MOB capital profile at the mine since 2016. The QP assessed

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projected MOB capital spend through 2026, which was collaboratively established with Cote Blanche Mine financial, engineering, operational and maintenance leadership, and validated by the QP. The QP then reviewed and validated estimated MOB capital from the Golder Associates budgeting from 2027 through 2029 that was developed in concert with 1,700-foot development capital estimates. Applying a 2% annual inflation rate on the average MOB capital spend from 2016 through present and application of a 15% contingency factor, the QP based 2030 MOB capital spend at $8,658,000 per annum. A 2% annual inflation factor was applied to MOB after 2030 through end of life of mine.
Once the 1,700-foot mining level is established, mining will continue on that level through 2068. The process to advance the mine to the next deeper planned interval at 1,900-feet will involve the same procedures and design as the development of the 1,700-foot level. To that end, the QP applied the same costs that are planned for the development of the 1,700 foot development to the 1,900 foot development beginning in 2064. A 2% annual inflation factor was applied to these projected costs in the model or a 196% cost increase of Year 1 project costs in 2064, 200% increase in Year 2 of the project in 2065, a 204% increase in Year 3 project costs in 2066, a 208% increase in Year 4 project costs in 2067, and a 212% increase in Year 5 project costs in 2067. No other major development capital expenditure is projected in this model nor expected in the completion of the project for the remaining life of salt mining.

19.1.3	Economic Analysis
Because the mine is active and profitable, the calculation of an internal rate of return (“IRR”) is nuanced since there is not an initial development expenditure on which to benchmark net project value (“NPV”). Notwithstanding, as the Mine is nearing a major development project to continue production in the development of the 1,700-foot mining level, the QP calculated the NPV of all development capital from 2021 through 2031 to complete the development of a new barge loadout facility and the development of the 1,700-foot level as the initial investment, as well as other CAPEX during this period, which is $172,798,000. Review of the model indicates that the Mine is cash-flow positive in 2025, and remains so through end of the life of mine. As modelled, the project has an IRR of 7.9%, and an NPV of $98,465,000.

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19.1.4	Sensitivity Analysis
The QP assessed sensitivity of key variables, including reduction in expected selling price from $61.41/ton, increased capital expenses and associated depreciation, and operating costs. To assess these variables, the QP modeled a conducted where the following variables were subjected to increases and decreases of 10% and 20%:
•Average Selling Price
•Operating Costs
•Capital Costs (depreciation)
The NPV is null when the average selling price is below $51.89/ton.

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Table 19-1: Life of Mine Cash Flow Analysis

$ in thousands	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036
Capital Spend	(25,300)	(46,087)	(17,018)	(14,341)	(14,949)	(28,570)	(39,505)	(30,710)	(48,125)	(48,298)	(9,008)	(9,188)	(9,372)	(9,560)	(9,751)
Development CAPEX	(14,318)	(20,120)	(8,765)	(2,223)	0	(21,151)	(32,774)	(21,294)	(39,466)	(39,466)	0	0	0	0	0
Studies CAPEX	0	0	0	0	0	(98)	(2,588)	(682)	0	0	0	0	0	0	0
MOB CAPEX	(10,982)	(25,967)	(8,253)	(12,118)	(14,949)	(7,321)	(4,142)	(8,734)	(8,658)	(8,832)	(9,008)	(9,188)	(9,372)	(9,560)	(9,751)
Hoisted Tons (000's) - Incremental	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200
Sales Tons (000's) - Incremental	1,819	1,819	1,819	2,420	1,819	1,819	1,819	2,420	1,819	1,819	1,819	2,420	1,819	1,819	1,819
Selling Price per Ton	61	65	68	71	74	77	80	82	83	85	87	88	90	92	94
Total Sales	111,712	117,410	123,035	171,152	134,284	139,909	145,534	197,472	151,414	154,442	157,531	213,750	163,895	167,173	170,516
OPEX															
Variable Labor	3,152	3,215	3,279	3,345	3,412	3,480	3,550	3,621	3,693	3,767	3,842	3,919	3,997	4,077	4,159
Powder & Caps	1,057	1,078	1,099	1,121	1,144	1,167	1,190	1,214	1,238	1,263	1,288	1,314	1,340	1,367	1,394
Utilities	944	963	982	1,002	1,022	1,042	1,063	1,084	1,106	1,128	1,151	1,174	1,197	1,221	1,245
Operating Supplies	2,336	2,383	2,431	2,479	2,529	2,580	2,631	2,684	2,738	2,792	2,848	2,905	2,963	3,022	3,083
Diesel	687	701	715	729	743	758	774	789	805	821	837	854	871	889	906
Roof Bolting Materials	544	555	566	578	589	601	613	625	638	650	663	677	690	704	718
Ingredients	58	59	60	61	62	64	65	66	68	69	70	72	73	75	76
Royalties	4,953	5,052	5,153	5,256	5,362	5,469	5,578	5,690	5,804	5,920	6,038	6,159	6,282	6,408	6,536
Logistics	41,968	42,808	43,664	44,537	45,428	46,337	47,263	48,209	49,173	50,156	51,159	52,182	53,226	54,291	55,376
Severance Tax	132	135	137	140	143	146	149	152	155	158	161	164	168	171	174
Subtotal - Variable	(55,832)	(56,948)	(58,087)	(59,249)	(60,434)	(61,643)	(62,875)	(64,133)	(65,416)	(66,724)	(68,058)	(69,420)	(70,808)	(72,224)	(73,669)
Fixed Labor	20,765	21,180	21,604	22,036	22,476	22,926	23,384	23,852	24,329	24,816	25,312	25,818	26,335	26,861	27,399
Maint & Services Materials	9,666	9,859	10,056	10,257	10,463	10,672	10,885	11,103	11,325	11,552	11,783	12,018	12,259	12,504	12,754
Contract Maint. Services	945	964	983	1,003	1,023	1,043	1,064	1,086	1,107	1,129	1,152	1,175	1,198	1,222	1,247
Operating Supplies	969	988	1,008	1,028	1,048	1,069	1,091	1,113	1,135	1,158	1,181	1,204	1,228	1,253	1,278
Electric - Purchased	472	482	491	501	511	521	532	543	553	564	576	587	599	611	623
Tow Boat /Canal Lease	760	775	790	806	822	839	856	873	890	908	926	945	964	983	1,002
Mineral Lease	124	126	129	132	134	137	140	142	145	148	151	154	157	160	164
Insurance/Taxes	2,510	2,560	2,611	2,664	2,717	2,771	2,827	2,883	2,941	3,000	3,060	3,121	3,183	3,247	3,312
Other	1,327	1,354	1,381	1,408	1,436	1,465	1,494	1,524	1,555	1,586	1,618	1,650	1,683	1,717	1,751
Subtotal - Fixed	(37,537)	(38,288)	(39,054)	(39,835)	(40,632)	(41,444)	(42,273)	(43,118)	(43,981)	(44,860)	(45,758)	(46,673)	(47,606)	(48,558)	(49,530)
Contingency	(9,337)	(9,524)	(9,714)	(9,908)	(10,107)	(10,309)	(10,515)	(10,725)	(10,940)	(11,158)	(11,382)	(11,609)	(11,841)	(12,078)	(12,320)
Operating Cost	(102,706)	(104,760)	(106,855)	(108,992)	(111,172)	(113,395)	(115,663)	(117,977)	(120,336)	(122,743)	(125,198)	(127,702)	(130,256)	(132,861)	(135,518)
Depreciation	(1,157)	(4,238)	(7,052)	(8,372)	(10,058)	(11,921)	(13,466)	(14,336)	(13,727)	(13,544)	(14,145)	(13,788)	(13,523)	(14,056)	(14,516)
Operating Income	7,850	8,413	9,128	53,788	13,055	14,593	16,405	65,159	17,351	18,155	18,188	72,261	20,117	20,256	20,483
Income Taxes	2,041	2,187	2,373	13,985	3,394	3,794	4,265	16,941	4,511	4,720	4,729	18,788	5,230	5,267	5,326
Income After Tax	5,809	6,225	6,754	39,803	9,660	10,799	12,140	48,218	12,839	13,435	13,459	53,473	14,886	14,989	15,157
MOB Capital	(25,300)	(46,087)	(17,018)	(14,341)	(14,949)	(28,570)	(39,505)	(30,710)	(48,125)	(48,298)	(9,008)	(9,188)	(9,372)	(9,560)	(9,751)
Working Capital	1,500	(365)	(351)	(5,061)	4,375	(334)	(329)	(5,462)	5,419	(22)	(23)	(5,912)	5,865	(24)	(25)
Net Operating Income After Tax	(16,834)	(35,988)	(3,563)	28,773	9,145	(6,185)	(14,228)	26,381	(16,139)	(21,341)	18,573	52,160	24,902	19,462	19,897
Cumulative Cash Flow	0	(16,834)	(52,823)	(56,385)	(27,612)	(18,467)	(24,652)	(38,880)	(12,498)	(28,638)	(49,979)	(31,406)	20,754	45,657	65,118

Compass Minerals International, Inc.
Cote Blanche Mine - Technical Report Summary	91
Table 19-1: Life of Mine Cash Flow Analysis (continued)

$ in thousands	2037	2038	2039	2040	2041	2042	2043	2044	2045	2046	2047	2048	2049	2050	2051
Capital Spend	(9,946)	(10,145)	(10,348)	(10,555)	(10,766)	(10,981)	(11,201)	(11,425)	(11,653)	(11,886)	(12,124)	(12,366)	(12,614)	(12,866)	(13,123)
Development CAPEX	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Studies CAPEX	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
MOB CAPEX	(9,946)	(10,145)	(10,348)	(10,555)	(10,766)	(10,981)	(11,201)	(11,425)	(11,653)	(11,886)	(12,124)	(12,366)	(12,614)	(12,866)	(13,123)
Hoisted Tons (000's) - Incremental	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200
Sales Tons (000's) - Incremental	2,420	1,819	1,819	1,819	2,420	1,819	1,819	1,819	2,420	1,819	1,819	1,819	2,420	1,819	1,819
Selling Price per Ton	96	98	99	101	103	106	108	110	112	114	117	119	121	124	126
Total Sales	231,370	177,405	180,953	184,572	250,442	192,029	195,870	199,787	271,087	207,859	212,016	216,256	293,433	224,993	229,493
OPEX															
Variable Labor	4,242	4,327	4,414	4,502	4,592	4,684	4,777	4,873	4,970	5,070	5,171	5,275	5,380	5,488	5,597
Powder & Caps	1,422	1,451	1,480	1,509	1,539	1,570	1,602	1,634	1,666	1,700	1,734	1,768	1,804	1,840	1,877
Utilities	1,270	1,296	1,322	1,348	1,375	1,403	1,431	1,459	1,488	1,518	1,549	1,580	1,611	1,643	1,676
Operating Supplies	3,145	3,207	3,272	3,337	3,404	3,472	3,541	3,612	3,684	3,758	3,833	3,910	3,988	4,068	4,149
Diesel	924	943	962	981	1,001	1,021	1,041	1,062	1,083	1,105	1,127	1,149	1,172	1,196	1,220
Roof Bolting Materials	732	747	762	777	793	809	825	841	858	875	893	911	929	947	966
Ingredients	78	79	81	82	84	86	87	89	91	93	95	97	99	100	102
Royalties	6,666	6,800	6,936	7,074	7,216	7,360	7,507	7,658	7,811	7,967	8,126	8,289	8,455	8,624	8,796
Logistics	56,484	57,614	58,766	59,941	61,140	62,363	63,610	64,882	66,180	67,504	68,854	70,231	71,635	73,068	74,529
Severance Tax	178	181	185	189	192	196	200	204	208	212	217	221	225	230	235
Subtotal - Variable	(75,142)	(76,645)	(78,178)	(79,741)	(81,336)	(82,963)	(84,622)	(86,314)	(88,041)	(89,802)	(91,598)	(93,430)	(95,298)	(97,204)	(99,148)
Fixed Labor	27,947	28,505	29,076	29,657	30,250	30,855	31,472	32,102	32,744	33,399	34,067	34,748	35,443	36,152	36,875
Maint & Services Materials	13,009	13,269	13,535	13,805	14,081	14,363	14,650	14,943	15,242	15,547	15,858	16,175	16,499	16,828	17,165
Contract Maint. Services	1,272	1,297	1,323	1,350	1,377	1,404	1,432	1,461	1,490	1,520	1,550	1,581	1,613	1,645	1,678
Operating Supplies	1,304	1,330	1,356	1,383	1,411	1,439	1,468	1,497	1,527	1,558	1,589	1,621	1,653	1,686	1,720
Electric - Purchased	636	648	661	675	688	702	716	730	745	760	775	790	806	822	839
Tow Boat /Canal Lease	1,022	1,043	1,064	1,085	1,107	1,129	1,151	1,175	1,198	1,222	1,246	1,271	1,297	1,323	1,349
Mineral Lease	167	170	174	177	181	184	188	192	196	199	203	208	212	216	220
Insurance/Taxes	3,378	3,446	3,515	3,585	3,657	3,730	3,804	3,880	3,958	4,037	4,118	4,200	4,284	4,370	4,457
Other	1,786	1,822	1,858	1,895	1,933	1,972	2,011	2,052	2,093	2,134	2,177	2,221	2,265	2,310	2,357
Subtotal - Fixed	(50,520)	(51,531)	(52,561)	(53,612)	(54,685)	(55,778)	(56,894)	(58,032)	(59,192)	(60,376)	(61,584)	(62,816)	(64,072)	(65,353)	(66,660)
Contingency	(12,566)	(12,818)	(13,074)	(13,335)	(13,602)	(13,874)	(14,152)	(14,435)	(14,723)	(15,018)	(15,318)	(15,625)	(15,937)	(16,256)	(16,581)
Operating Cost	(138,228)	(140,993)	(143,813)	(146,689)	(149,623)	(152,615)	(155,668)	(158,781)	(161,957)	(165,196)	(168,500)	(171,870)	(175,307)	(178,813)	(182,389)
Depreciation	(14,680)	(14,866)	(15,055)	(15,249)	(15,446)	(15,647)	(15,852)	(16,061)	(16,275)	(16,492)	(16,714)	(16,941)	(17,172)	(17,407)	(17,647)
Operating Income	78,461	21,546	22,085	22,635	85,374	23,767	24,350	24,945	92,856	26,171	26,802	27,446	100,954	28,773	29,456
Income Taxes	20,400	5,602	5,742	5,885	22,197	6,179	6,331	6,486	24,142	6,804	6,969	7,136	26,248	7,481	7,659
Income After Tax	58,061	15,944	16,343	16,750	63,176	17,588	18,019	18,459	68,713	19,366	19,833	20,310	74,706	21,292	21,797
MOB Capital	(9,946)	(10,145)	(10,348)	(10,555)	(10,766)	(10,981)	(11,201)	(11,425)	(11,653)	(11,886)	(12,124)	(12,366)	(12,614)	(12,866)	(13,123)
Working Capital	(6,400)	6,349	(26)	(27)	(6,927)	6,872	(28)	(29)	(7,498)	7,439	(31)	(31)	(8,116)	8,052	(33)
Net Operating Income After Tax	56,396	27,015	21,025	21,417	60,929	29,126	22,642	23,067	65,836	31,411	24,393	24,853	71,148	33,885	26,288
Cumulative Cash Flow	85,016	141,412	168,426	189,451	210,868	271,798	300,923	323,566	346,633	412,469	443,880	468,273	493,126	564,274	598,159

Compass Minerals International, Inc.
Cote Blanche Mine - Technical Report Summary	92
Table 19-1: Life of Mine Cash Flow Analysis (continued)

$ in thousands	2052	2053	2054	2055	2056	2057	2058	2059	2060	2061	2062	2063	2064	2065
Capital Spend	(13,386)	(13,653)	(13,927)	(14,205)	(14,489)	(14,779)	(15,075)	(15,376)	(15,684)	(15,997)	(16,317)	(16,644)	(50,722)	(75,305)
Development CAPEX	0	0	0	0	0	0	0	0	0	0	0	0	(33,589)	(53,744)
Studies CAPEX	0	0	0	0	0	0	0	0	0	0	0	0	(156)	(4,244)
MOB CAPEX	(13,386)	(13,653)	(13,927)	(14,205)	(14,489)	(14,779)	(15,075)	(15,376)	(15,684)	(15,997)	(16,317)	(16,644)	(16,976)	(17,316)
Hoisted Tons (000's) - Incremental	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200
Sales Tons (000's) - Incremental	1,819	2,420	1,819	1,819	1,819	2,420	1,819	1,819	1,819	2,420	1,819	1,819	1,819	2,420
Selling Price per Ton	129	131	134	137	139	142	145	148	151	154	157	160	163	166
Total Sales	234,083	317,621	243,539	248,410	253,378	343,804	263,615	268,887	274,265	372,144	285,345	291,052	296,873	402,821
OPEX														
Variable Labor	5,709	5,824	5,940	6,059	6,180	6,304	6,430	6,558	6,689	6,823	6,960	7,099	7,241	7,386
Powder & Caps	1,914	1,952	1,991	2,031	2,072	2,113	2,156	2,199	2,243	2,287	2,333	2,380	2,427	2,476
Utilities	1,710	1,744	1,779	1,814	1,851	1,888	1,925	1,964	2,003	2,043	2,084	2,126	2,168	2,212
Operating Supplies	4,232	4,317	4,403	4,491	4,581	4,673	4,766	4,861	4,959	5,058	5,159	5,262	5,367	5,475
Diesel	1,244	1,269	1,294	1,320	1,347	1,374	1,401	1,429	1,458	1,487	1,517	1,547	1,578	1,609
Roof Bolting Materials	986	1,005	1,026	1,046	1,067	1,088	1,110	1,132	1,155	1,178	1,202	1,226	1,250	1,275
Ingredients	105	107	109	111	113	115	118	120	122	125	127	130	133	135
Royalties	8,972	9,152	9,335	9,521	9,712	9,906	10,104	10,306	10,512	10,723	10,937	11,156	11,379	11,606
Logistics	76,020	77,540	79,091	80,673	82,286	83,932	85,611	87,323	89,069	90,851	92,668	94,521	96,412	98,340
Severance Tax	239	244	249	254	259	264	269	275	280	286	292	297	303	310
Subtotal - Variable	(101,131)	(103,154)	(105,217)	(107,321)	(109,468)	(111,657)	(113,890)	(116,168)	(118,491)	(120,861)	(123,278)	(125,744)	(128,259)	(130,824)
Fixed Labor	37,612	38,365	39,132	39,915	40,713	41,527	42,358	43,205	44,069	44,950	45,849	46,766	47,702	48,656
Maint & Services Materials	17,508	17,859	18,216	18,580	18,952	19,331	19,717	20,112	20,514	20,924	21,343	21,769	22,205	22,649
Contract Maint. Services	1,712	1,746	1,781	1,817	1,853	1,890	1,928	1,966	2,006	2,046	2,087	2,128	2,171	2,214
Operating Supplies	1,755	1,790	1,825	1,862	1,899	1,937	1,976	2,015	2,056	2,097	2,139	2,182	2,225	2,270
Electric - Purchased	855	873	890	908	926	945	963	983	1,002	1,022	1,043	1,064	1,085	1,107
Tow Boat /Canal Lease	1,376	1,404	1,432	1,460	1,490	1,519	1,550	1,581	1,612	1,645	1,678	1,711	1,745	1,780
Mineral Lease	225	229	234	238	243	248	253	258	263	268	274	279	285	291
Insurance/Taxes	4,547	4,638	4,730	4,825	4,921	5,020	5,120	5,223	5,327	5,434	5,542	5,653	5,766	5,881
Other	2,404	2,452	2,501	2,551	2,602	2,654	2,707	2,761	2,816	2,873	2,930	2,989	3,048	3,109
Subtotal - Fixed	(67,994)	(69,353)	(70,740)	(72,155)	(73,598)	(75,070)	(76,572)	(78,103)	(79,665)	(81,259)	(82,884)	(84,541)	(86,232)	(87,957)
Contingency	(16,912)	(17,251)	(17,596)	(17,948)	(18,307)	(18,673)	(19,046)	(19,427)	(19,816)	(20,212)	(20,616)	(21,029)	(21,449)	(21,878)
Operating Cost	(186,037)	(189,758)	(193,553)	(197,424)	(201,373)	(205,400)	(209,508)	(213,698)	(217,972)	(222,332)	(226,778)	(231,314)	(235,940)	(240,659)
Depreciation	(17,893)	(18,143)	(18,398)	(18,658)	(18,923)	(19,194)	(19,470)	(19,751)	(19,944)	(19,959)	(19,816)	(19,750)	(20,353)	(21,818)
Operating Income	30,153	109,721	31,589	32,328	33,083	119,210	34,637	35,438	36,349	129,854	38,751	39,988	40,580	140,344
Income Taxes	7,840	28,527	8,213	8,405	8,602	30,995	9,006	9,214	9,451	33,762	10,075	10,397	10,551	36,489
Income After Tax	22,313	81,193	23,376	23,923	24,481	88,215	25,632	26,224	26,898	96,092	28,676	29,591	30,029	103,855
MOB Capital	(13,386)	(13,653)	(13,927)	(14,205)	(14,489)	(14,779)	(15,075)	(15,376)	(15,684)	(15,997)	(16,317)	(16,644)	(50,722)	(75,305)
Working Capital	(34)	(8,786)	8,716	(36)	(37)	(9,510)	9,434	(39)	(40)	(10,294)	10,212	(42)	(43)	(11,142)
Net Operating Income After Tax	26,786	76,897	36,562	28,340	28,878	83,120	39,461	30,560	31,119	89,760	42,386	32,656	(382)	39,225
Cumulative Cash Flow	624,447	651,233	728,130	764,692	793,032	821,910	905,031	944,491	975,052	1,006,170	1,095,930	1,138,316	1,170,972	1,170,590

Compass Minerals International, Inc.
Cote Blanche Mine - Technical Report Summary	93
Table 19-1: Life of Mine Cash Flow Analysis (continued)

$ in thousands	2066	2067	2068	2069	2070	2071	2072	2073	2074	2075	2076	2077	2078	2079
Capital Spend	(54,860)	(86,943)	(89,471)	(18,743)	(19,118)	(19,501)	(19,891)	(20,288)	(20,694)	(21,108)	(21,530)	(21,961)	(22,400)	(22,848)
Development CAPEX	(36,044)	(68,927)	(71,095)	0	0	0	0	0	0	0	0	0	0	0
Studies CAPEX	(1,154)	0	0	0	0	0	0	0	0	0	0	0	0	0
MOB CAPEX	(17,662)	(18,015)	(18,376)	(18,743)	(19,118)	(19,501)	(19,891)	(20,288)	(20,694)	(21,108)	(21,530)	(21,961)	(22,400)	(22,848)
Hoisted Tons (000's) - Incremental	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200
Sales Tons (000's) - Incremental	1,819	1,819	1,819	2,420	1,819	1,819	1,819	2,420	1,819	1,819	1,819	2,420	1,819	1,819
Selling Price per Ton	170	173	177	180	184	187	191	195	199	203	207	211	215	220
Total Sales	308,867	315,044	321,345	436,026	334,327	341,014	347,834	471,969	361,887	369,125	376,507	510,874	391,718	399,552
OPEX														
Variable Labor	7,533	7,684	7,838	7,995	8,154	8,318	8,484	8,654	8,827	9,003	9,183	9,367	9,554	9,745
Powder & Caps	2,526	2,576	2,628	2,680	2,734	2,788	2,844	2,901	2,959	3,018	3,079	3,140	3,203	3,267
Utilities	2,256	2,301	2,347	2,394	2,442	2,491	2,541	2,591	2,643	2,696	2,750	2,805	2,861	2,918
Operating Supplies	5,584	5,696	5,810	5,926	6,045	6,166	6,289	6,415	6,543	6,674	6,807	6,943	7,082	7,224
Diesel	1,642	1,674	1,708	1,742	1,777	1,812	1,849	1,886	1,923	1,962	2,001	2,041	2,082	2,124
Roof Bolting Materials	1,301	1,327	1,353	1,380	1,408	1,436	1,465	1,494	1,524	1,554	1,585	1,617	1,650	1,683
Ingredients	138	141	144	146	149	152	155	158	162	165	168	172	175	178
Royalties	11,839	12,075	12,317	12,563	12,814	13,071	13,332	13,599	13,871	14,148	14,431	14,720	15,014	15,314
Logistics	100,307	102,313	104,359	106,446	108,575	110,747	112,962	115,221	117,525	119,876	122,273	124,719	127,213	129,757
Severance Tax	316	322	328	335	342	349	356	363	370	377	385	393	400	408
Subtotal - Variable	(133,440)	(136,109)	(138,831)	(141,608)	(144,440)	(147,329)	(150,276)	(153,281)	(156,347)	(159,474)	(162,663)	(165,916)	(169,235)	(172,619)
Fixed Labor	49,629	50,621	51,634	52,666	53,720	54,794	55,890	57,008	58,148	59,311	60,497	61,707	62,941	64,200
Maint & Services Materials	23,102	23,564	24,035	24,516	25,006	25,506	26,016	26,537	27,068	27,609	28,161	28,724	29,299	29,885
Contract Maint. Services	2,259	2,304	2,350	2,397	2,445	2,494	2,544	2,594	2,646	2,699	2,753	2,808	2,864	2,922
Operating Supplies	2,315	2,361	2,409	2,457	2,506	2,556	2,607	2,659	2,712	2,767	2,822	2,879	2,936	2,995
Electric - Purchased	1,129	1,151	1,174	1,198	1,222	1,246	1,271	1,297	1,323	1,349	1,376	1,404	1,432	1,460
Tow Boat /Canal Lease	1,816	1,852	1,889	1,927	1,965	2,005	2,045	2,086	2,127	2,170	2,213	2,258	2,303	2,349
Mineral Lease	296	302	308	315	321	327	334	340	347	354	361	368	376	383
Insurance/Taxes	5,999	6,119	6,241	6,366	6,494	6,624	6,756	6,891	7,029	7,170	7,313	7,459	7,608	7,761
Other	3,172	3,235	3,300	3,366	3,433	3,502	3,572	3,643	3,716	3,790	3,866	3,943	4,022	4,103
Subtotal - Fixed	(89,716)	(91,510)	(93,341)	(95,207)	(97,112)	(99,054)	(101,035)	(103,056)	(105,117)	(107,219)	(109,363)	(111,551)	(113,782)	(116,057)
Contingency	(22,316)	(22,762)	(23,217)	(23,682)	(24,155)	(24,638)	(25,131)	(25,634)	(26,146)	(26,669)	(27,203)	(27,747)	(28,302)	(28,868)
Operating Cost	(245,472)	(250,382)	(255,389)	(260,497)	(265,707)	(271,021)	(276,441)	(281,970)	(287,610)	(293,362)	(299,229)	(305,214)	(311,318)	(317,544)
Depreciation	(23,089)	(23,577)	(24,973)	(25,440)	(24,778)	(24,629)	(24,994)	(25,365)	(25,744)	(26,130)	(26,525)	(26,927)	(27,337)	(27,755)
Operating Income	40,306	41,086	40,983	150,089	43,842	45,364	46,399	164,633	48,533	49,632	50,753	178,734	53,063	54,253
Income Taxes	10,480	10,682	10,656	39,023	11,399	11,795	12,064	42,805	12,619	12,904	13,196	46,471	13,796	14,106
Income After Tax	29,826	30,404	30,327	111,066	32,443	33,569	34,336	121,829	35,915	36,728	37,557	132,263	39,267	40,147
MOB Capital	(54,860)	(86,943)	(89,471)	(18,743)	(19,118)	(19,501)	(19,891)	(20,288)	(20,694)	(21,108)	(21,530)	(21,961)	(22,400)	(22,848)
Working Capital	11,054	(46)	(46)	(12,061)	11,965	(49)	(50)	(13,055)	12,951	(53)	(54)	(14,131)	14,019	(58)
Net Operating Income After Tax	9,109	(33,008)	(34,217)	105,702	50,068	38,649	39,388	113,850	53,915	41,697	42,497	123,098	58,222	44,996
Cumulative Cash Flow	1,209,815	1,218,924	1,185,916	1,151,699	1,257,401	1,307,469	1,346,118	1,385,506	1,499,356	1,553,272	1,594,969	1,637,466	1,760,564	1,818,786

Compass Minerals International, Inc.
Cote Blanche Mine - Technical Report Summary	94
Table 19-1: Life of Mine Cash Flow Analysis (continued)

$ in thousands	2080	2081	2082	2083	2084	2085	2086	2087	2088	2089	2090	2091	2092
Capital Spend	(23,305)	(23,771)	(24,246)	(24,731)	(25,226)	(25,731)	(26,245)	(26,770)	(27,305)	(27,852)	(28,409)	(28,977)	(29,556)
Development CAPEX	0	0	0	0	0	0	0	0	0	0	0	0	0
Studies CAPEX	0	0	0	0	0	0	0	0	0	0	0	0	0
MOB CAPEX	(23,305)	(23,771)	(24,246)	(24,731)	(25,226)	(25,731)	(26,245)	(26,770)	(27,305)	(27,852)	(28,409)	(28,977)	(29,556)
Hoisted Tons (000's) - Incremental	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200
Sales Tons (000's) - Incremental	1,819	2,420	1,819	1,819	1,819	2,420	1,819	1,819	1,819	2,420	1,819	1,819	1,819
Selling Price per Ton	224	229	233	238	242	247	252	257	262	268	273	279	284
Total Sales	407,543	552,986	424,008	432,488	441,138	598,570	458,960	468,139	477,502	647,912	496,793	506,729	516,863
OPEX													
Variable Labor	9,940	10,139	10,342	10,549	10,760	10,975	11,194	11,418	11,647	11,879	12,117	12,359	12,607
Powder & Caps	3,332	3,399	3,467	3,536	3,607	3,679	3,753	3,828	3,904	3,983	4,062	4,143	4,226
Utilities	2,977	3,036	3,097	3,159	3,222	3,287	3,352	3,419	3,488	3,558	3,629	3,701	3,775
Operating Supplies	7,368	7,516	7,666	7,819	7,976	8,135	8,298	8,464	8,633	8,806	8,982	9,162	9,345
Diesel	2,166	2,209	2,254	2,299	2,345	2,392	2,439	2,488	2,538	2,589	2,640	2,693	2,747
Roof Bolting Materials	1,716	1,751	1,786	1,821	1,858	1,895	1,933	1,971	2,011	2,051	2,092	2,134	2,177
Ingredients	182	186	189	193	197	201	205	209	213	218	222	226	231
Royalties	15,621	15,933	16,252	16,577	16,908	17,246	17,591	17,943	18,302	18,668	19,042	19,422	19,811
Logistics	132,353	135,000	137,700	140,454	143,263	146,128	149,051	152,032	155,072	158,174	161,337	164,564	167,855
Severance Tax	417	425	433	442	451	460	469	478	488	498	508	518	528
Subtotal - Variable	(176,072)	(179,593)	(183,185)	(186,849)	(190,586)	(194,397)	(198,285)	(202,251)	(206,296)	(210,422)	(214,631)	(218,923)	(223,302)
Fixed Labor	65,484	66,794	68,130	69,492	70,882	72,300	73,746	75,221	76,725	78,260	79,825	81,421	83,050
Maint & Services Materials	30,482	31,092	31,714	32,348	32,995	33,655	34,328	35,015	35,715	36,429	37,158	37,901	38,659
Contract Maint. Services	2,980	3,040	3,101	3,163	3,226	3,290	3,356	3,423	3,492	3,562	3,633	3,705	3,780
Operating Supplies	3,055	3,116	3,178	3,242	3,307	3,373	3,440	3,509	3,579	3,651	3,724	3,798	3,874
Electric - Purchased	1,489	1,519	1,550	1,581	1,612	1,644	1,677	1,711	1,745	1,780	1,816	1,852	1,889
Tow Boat /Canal Lease	2,396	2,444	2,493	2,543	2,593	2,645	2,698	2,752	2,807	2,863	2,921	2,979	3,039
Mineral Lease	391	399	407	415	423	432	440	449	458	467	477	486	496
Insurance/Taxes	7,916	8,074	8,236	8,400	8,568	8,740	8,914	9,093	9,275	9,460	9,649	9,842	10,039
Other	4,185	4,269	4,354	4,441	4,530	4,620	4,713	4,807	4,903	5,001	5,101	5,203	5,307
Subtotal - Fixed	(118,378)	(120,746)	(123,161)	(125,624)	(128,137)	(130,699)	(133,313)	(135,980)	(138,699)	(141,473)	(144,303)	(147,189)	(150,132)
Contingency	(29,445)	(30,034)	(30,635)	(31,247)	(31,872)	(32,510)	(33,160)	(33,823)	(34,500)	(35,190)	(35,893)	(36,611)	(37,343)
Operating Cost	(323,895)	(330,373)	(336,981)	(343,720)	(350,595)	(357,606)	(364,759)	(372,054)	(379,495)	(387,085)	(394,826)	(402,723)	(410,777)
Depreciation	(28,182)	(28,617)	(29,061)	(29,514)	(29,976)	(30,447)	(30,928)	(31,418)	(31,918)	(32,428)	(32,948)	(33,478)	(34,020)
Operating Income	55,466	193,996	57,966	59,254	60,568	210,517	63,274	64,668	66,089	228,399	69,019	70,528	72,067
Income Taxes	14,421	50,439	15,071	15,406	15,748	54,734	16,451	16,814	17,183	59,384	17,945	18,337	18,737
Income After Tax	41,045	143,557	42,895	43,848	44,820	155,782	46,823	47,854	48,906	169,016	51,074	52,190	53,329
MOB Capital	(23,305)	(23,771)	(24,246)	(24,731)	(25,226)	(25,731)	(26,245)	(26,770)	(27,305)	(27,852)	(28,409)	(28,977)	(29,556)
Working Capital	(59)	(15,296)	15,174	(63)	(64)	(16,557)	16,425	(68)	(69)	(17,921)	17,779	(73)	(75)
Net Operating Income After Tax	45,863	133,107	62,884	48,568	49,506	143,942	67,930	52,434	53,449	155,670	73,392	56,619	57,718
Cumulative Cash Flow	1,863,783	1,909,646	2,042,753	2,105,637	2,154,205	2,203,711	2,347,654	2,415,584	2,468,018	2,521,467	2,677,137	2,750,530	2,807,148

Compass Minerals International, Inc.
Cote Blanche Mine - Technical Report Summary	95
Table 19-1: Life of Mine Cash Flow Analysis (continued):

$ in thousands	2093	2094	2095	2096	2097	2098	2099	2100	2101	2102	2103	2104	2105	2106	2107
Capital Spend	(30,147)	(30,750)	(31,365)	(31,993)	(32,633)	(33,285)	(33,951)	(34,630)	(35,323)	(36,029)	(36,750)	(37,485)	(38,234)	(38,999)	(39,779)
Development CAPEX	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Studies CAPEX	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
MOB CAPEX	(30,147)	(30,750)	(31,365)	(31,993)	(32,633)	(33,285)	(33,951)	(34,630)	(35,323)	(36,029)	(36,750)	(37,485)	(38,234)	(38,999)	(39,779)
Hoisted Tons (000's) - Incremental	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200
Sales Tons (000's) - Incremental	2,420	1,819	1,819	1,819	2,420	1,819	1,819	1,819	2,420	1,819	1,819	1,819	2,420	1,819	1,819
Selling Price per Ton	290	296	302	308	314	320	326	333	340	346	353	360	368	375	382
Total Sales	701,320	537,745	548,500	559,470	759,132	582,072	593,714	605,588	821,709	630,054	642,655	655,508	889,444	681,990	695,630
OPEX															
Variable Labor	12,859	13,116	13,378	13,646	13,919	14,197	14,481	14,771	15,066	15,367	15,675	15,988	16,308	16,634	16,967
Powder & Caps	4,311	4,397	4,485	4,575	4,666	4,760	4,855	4,952	5,051	5,152	5,255	5,360	5,467	5,577	5,688
Utilities	3,851	3,928	4,006	4,086	4,168	4,252	4,337	4,423	4,512	4,602	4,694	4,788	4,884	4,981	5,081
Operating Supplies	9,532	9,722	9,917	10,115	10,317	10,524	10,734	10,949	11,168	11,391	11,619	11,852	12,089	12,330	12,577
Diesel	2,802	2,858	2,915	2,974	3,033	3,094	3,156	3,219	3,283	3,349	3,416	3,484	3,554	3,625	3,697
Roof Bolting Materials	2,220	2,264	2,310	2,356	2,403	2,451	2,500	2,550	2,601	2,653	2,706	2,760	2,816	2,872	2,929
Ingredients	235	240	245	250	255	260	265	270	276	281	287	293	299	305	311
Royalties	20,207	20,611	21,023	21,444	21,873	22,310	22,756	23,211	23,676	24,149	24,632	25,125	25,627	26,140	26,663
Logistics	171,212	174,636	178,129	181,692	185,326	189,032	192,813	196,669	200,602	204,614	208,707	212,881	217,138	221,481	225,911
Severance Tax	539	550	561	572	583	595	607	619	631	644	657	670	683	697	711
Subtotal - Variable	(227,768)	(232,323)	(236,969)	(241,709)	(246,543)	(251,474)	(256,503)	(261,633)	(266,866)	(272,203)	(277,647)	(283,200)	(288,864)	(294,642)	(300,535)
Fixed Labor	84,711	86,405	88,133	89,896	91,694	93,527	95,398	97,306	99,252	101,237	103,262	105,327	107,434	109,582	111,774
Maint & Services Materials	39,432	40,221	41,025	41,846	42,683	43,536	44,407	45,295	46,201	47,125	48,068	49,029	50,010	51,010	52,030
Contract Maint. Services	3,855	3,932	4,011	4,091	4,173	4,256	4,342	4,428	4,517	4,607	4,699	4,793	4,889	4,987	5,087
Operating Supplies	3,952	4,031	4,111	4,193	4,277	4,363	4,450	4,539	4,630	4,723	4,817	4,913	5,012	5,112	5,214
Electric - Purchased	1,927	1,965	2,005	2,045	2,086	2,127	2,170	2,213	2,257	2,303	2,349	2,396	2,444	2,492	2,542
Tow Boat /Canal Lease	3,099	3,161	3,225	3,289	3,355	3,422	3,490	3,560	3,631	3,704	3,778	3,854	3,931	4,009	4,090
Mineral Lease	506	516	526	537	548	559	570	581	593	605	617	629	642	654	667
Insurance/Taxes	10,240	10,445	10,654	10,867	11,084	11,306	11,532	11,762	11,998	12,238	12,482	12,732	12,987	13,246	13,511
Other	5,414	5,522	5,632	5,745	5,860	5,977	6,097	6,218	6,343	6,470	6,599	6,731	6,866	7,003	7,143
Subtotal - Fixed	(153,135)	(156,198)	(159,322)	(162,508)	(165,758)	(169,073)	(172,455)	(175,904)	(179,422)	(183,011)	(186,671)	(190,404)	(194,212)	(198,097)	(202,058)
Contingency	(38,090)	(38,852)	(39,629)	(40,422)	(41,230)	(42,055)	(42,896)	(43,754)	(44,629)	(45,521)	(46,432)	(47,360)	(48,308)	(49,274)	(50,259)
Operating Cost	(418,993)	(427,373)	(435,920)	(444,639)	(453,531)	(462,602)	(471,854)	(481,291)	(490,917)	(500,735)	(510,750)	(520,965)	(531,384)	(542,012)	(552,852)
Depreciation	(34,572)	(35,135)	(35,709)	(36,295)	(36,892)	(37,502)	(38,123)	(38,757)	(39,404)	(40,064)	(40,304)	(39,814)	(39,771)	(39,124)	(38,058)
Operating Income	247,756	75,237	76,870	78,536	268,708	81,968	83,736	85,539	291,388	89,254	91,601	94,728	318,289	100,854	104,720
Income Taxes	64,417	19,562	19,986	20,419	69,864	21,312	21,771	22,240	75,761	23,206	23,816	24,629	82,755	26,222	27,227
Income After Tax	183,339	55,676	56,884	58,117	198,844	60,657	61,965	63,299	215,627	66,048	67,784	70,099	235,534	74,632	77,493
MOB Capital	(30,147)	(30,750)	(31,365)	(31,993)	(32,633)	(33,285)	(33,951)	(34,630)	(35,323)	(36,029)	(36,750)	(37,485)	(38,234)	(38,999)	(39,779)
Working Capital	(19,399)	19,245	(79)	(81)	(20,998)	20,831	(86)	(88)	(22,729)	22,548	(93)	(95)	(24,602)	24,407	(101)
Net Operating Income After Tax	168,365	79,305	61,148	62,338	182,106	85,704	66,051	67,339	196,980	92,631	71,246	72,334	212,468	99,164	75,671
Cumulative Cash Flow	2,864,866	3,033,231	3,112,535	3,173,683	3,236,021	3,418,127	3,503,831	3,569,883	3,637,222	3,834,201	3,926,833	3,998,079	4,070,413	4,282,881	4,382,045

Compass Minerals International, Inc.
Cote Blanche Mine - Technical Report Summary	96

Table 19-1: Life of Mine Cash Flow Analysis (continued):

$ in thousands	2108	2109	2110	2111	2112	2113	2114	2115	2116	2117	2118	2119	2120	2121	2122
Capital Spend	(40,575)	(41,386)	(42,214)	(43,058)	(43,919)	(44,798)	(45,693)	(46,607)	(47,540)	(48,490)	(49,460)	(50,449)	(51,458)	(52,487)	(53,537)
Development CAPEX	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Studies CAPEX	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
MOB CAPEX	(40,575)	(41,386)	(42,214)	(43,058)	(43,919)	(44,798)	(45,693)	(46,607)	(47,540)	(48,490)	(49,460)	(50,449)	(51,458)	(52,487)	(53,537)
Hoisted Tons (000's) - Incremental	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200
Sales Tons (000's) - Incremental	1,819	2,420	1,819	1,819	1,819	2,420	1,819	1,819	1,819	2,420	1,819	1,819	1,819	2,420	1,819
Selling Price per Ton	390	398	406	414	422	431	439	448	457	466	475	485	495	505	515
Total Sales	709,543	962,763	738,208	752,973	768,032	1,042,125	799,060	815,042	831,342	1,128,030	864,929	882,227	899,872	1,221,016	936,227
OPEX															
Variable Labor	17,306	17,652	18,005	18,365	18,733	19,107	19,489	19,879	20,277	20,682	21,096	21,518	21,948	22,387	22,835
Powder & Caps	5,802	5,918	6,036	6,157	6,280	6,406	6,534	6,664	6,798	6,934	7,072	7,214	7,358	7,505	7,655
Utilities	5,183	5,286	5,392	5,500	5,610	5,722	5,836	5,953	6,072	6,194	6,318	6,444	6,573	6,704	6,838
Operating Supplies	12,829	13,085	13,347	13,614	13,886	14,164	14,447	14,736	15,031	15,331	15,638	15,951	16,270	16,595	16,927
Diesel	3,771	3,847	3,924	4,002	4,082	4,164	4,247	4,332	4,419	4,507	4,597	4,689	4,783	4,878	4,976
Roof Bolting Materials	2,988	3,048	3,109	3,171	3,234	3,299	3,365	3,432	3,501	3,571	3,642	3,715	3,789	3,865	3,943
Ingredients	317	323	330	336	343	350	357	364	371	379	386	394	402	410	418
Royalties	27,196	27,740	28,295	28,861	29,438	30,027	30,627	31,240	31,864	32,502	33,152	33,815	34,491	35,181	35,884
Logistics	230,429	235,038	239,738	244,533	249,424	254,412	259,501	264,691	269,984	275,384	280,892	286,510	292,240	298,085	304,046
Severance Tax	725	740	755	770	785	801	817	833	850	867	884	902	920	938	957
Subtotal - Variable	(306,545)	(312,676)	(318,930)	(325,308)	(331,814)	(338,451)	(345,220)	(352,124)	(359,167)	(366,350)	(373,677)	(381,150)	(388,773)	(396,549)	(404,480)
Fixed Labor	114,009	116,290	118,615	120,988	123,407	125,876	128,393	130,961	133,580	136,252	138,977	141,756	144,591	147,483	150,433
Maint & Services Materials	53,071	54,132	55,215	56,319	57,445	58,594	59,766	60,962	62,181	63,424	64,693	65,987	67,307	68,653	70,026
Contract Maint. Services	5,189	5,292	5,398	5,506	5,616	5,729	5,843	5,960	6,079	6,201	6,325	6,451	6,580	6,712	6,846
Operating Supplies	5,318	5,425	5,533	5,644	5,757	5,872	5,989	6,109	6,231	6,356	6,483	6,613	6,745	6,880	7,017
Electric - Purchased	2,593	2,645	2,698	2,752	2,807	2,863	2,920	2,979	3,038	3,099	3,161	3,224	3,289	3,354	3,422
Tow Boat /Canal Lease	4,171	4,255	4,340	4,427	4,515	4,605	4,698	4,792	4,887	4,985	5,085	5,187	5,290	5,396	5,504
Mineral Lease	681	694	708	722	737	752	767	782	798	814	830	847	863	881	898
Insurance/Taxes	13,781	14,057	14,338	14,625	14,917	15,216	15,520	15,831	16,147	16,470	16,800	17,136	17,478	17,828	18,184
Other	7,286	7,432	7,580	7,732	7,887	8,044	8,205	8,369	8,537	8,707	8,882	9,059	9,240	9,425	9,614
Subtotal - Fixed	(206,100)	(210,222)	(214,426)	(218,715)	(223,089)	(227,551)	(232,102)	(236,744)	(241,479)	(246,308)	(251,234)	(256,259)	(261,384)	(266,612)	(271,944)
Contingency	(51,264)	(52,290)	(53,336)	(54,402)	(55,490)	(56,600)	(57,732)	(58,887)	(60,065)	(61,266)	(62,491)	(63,741)	(65,016)	(66,316)	(67,642)
Operating Cost	(563,909)	(575,188)	(586,691)	(598,425)	(610,394)	(622,602)	(635,054)	(647,755)	(660,710)	(673,924)	(687,402)	(701,150)	(715,173)	(729,477)	(744,066)
Depreciation	(37,889)	(38,647)	(39,420)	(40,208)	(41,012)	(41,833)	(42,669)	(43,523)	(44,393)	(45,281)	(46,187)	(47,110)	(48,053)	(49,014)	(49,994)
Operating Income	107,744	348,928	112,097	114,339	116,626	377,691	121,338	123,764	126,240	408,825	131,340	133,967	136,646	442,525	142,166
Income Taxes	28,014	90,721	29,145	29,728	30,323	98,200	31,548	32,179	32,822	106,295	34,148	34,831	35,528	115,057	36,963
Income After Tax	79,731	258,207	82,952	84,611	86,303	279,491	89,790	91,586	93,417	302,531	97,191	99,135	101,118	327,469	105,203
MOB Capital	(40,575)	(41,386)	(42,214)	(43,058)	(43,919)	(44,798)	(45,693)	(46,607)	(47,540)	(48,490)	(49,460)	(50,449)	(51,458)	(52,487)	(53,537)
Working Capital	(103)	(26,630)	26,419	0	0	0	0	0	0	0	0	0	0	0	0
Net Operating Income After Tax	76,943	228,838	106,577	81,761	83,396	276,527	86,766	88,501	90,271	299,321	93,918	95,796	97,712	323,995	101,660
Cumulative Cash Flow	4,457,716	4,534,659	4,763,496	4,870,073	4,951,834	5,035,231	5,311,757	5,398,523	5,487,024	5,577,295	5,876,616	5,970,534	6,066,330	6,164,043	6,488,038

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Table 19-1: Life of Mine Cash Flow Analysis (continued):

$ in thousands	2123	2124	2125	2126	2127	2128	2129	2130	2131	2132	2133	2134	2135	2136
Capital Spend	(54,608)	(55,700)	(56,814)	(57,950)	(59,109)	(60,292)	(61,497)	(62,727)	(63,982)	(65,262)	(66,567)	(67,898)	(69,256)	(70,641)
Development CAPEX	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Studies CAPEX	0	0	0	0	0	0	0	0	0	0	0	0	0	0
MOB CAPEX	(54,608)	(55,700)	(56,814)	(57,950)	(59,109)	(60,292)	(61,497)	(62,727)	(63,982)	(65,262)	(66,567)	(67,898)	(69,256)	(70,641)
Hoisted Tons (000's) - Incremental	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200	2,200
Sales Tons (000's) - Incremental	1,819	1,819	2,420	1,819	1,819	1,819	2,420	1,819	1,819	1,819	2,420	1,819	1,819	1,819
Selling Price per Ton	525	535	546	557	568	580	591	603	615	627	640	653	666	679
Total Sales	954,951	974,050	1,321,667	1,013,402	1,033,670	1,054,343	1,430,615	1,096,939	1,118,878	1,141,255	1,548,543	1,187,362	1,211,109	1,235,331
OPEX														
Variable Labor	23,292	23,758	24,233	24,717	25,212	25,716	26,230	26,755	27,290	27,836	28,392	28,960	29,540	30,130
Powder & Caps	7,808	7,965	8,124	8,286	8,452	8,621	8,794	8,969	9,149	9,332	9,518	9,709	9,903	10,101
Utilities	6,975	7,115	7,257	7,402	7,550	7,701	7,855	8,012	8,172	8,336	8,503	8,673	8,846	9,023
Operating Supplies	17,265	17,611	17,963	18,322	18,689	19,062	19,444	19,833	20,229	20,634	21,047	21,467	21,897	22,335
Diesel	5,076	5,177	5,281	5,386	5,494	5,604	5,716	5,830	5,947	6,066	6,187	6,311	6,437	6,566
Roof Bolting Materials	4,021	4,102	4,184	4,267	4,353	4,440	4,529	4,619	4,712	4,806	4,902	5,000	5,100	5,202
Ingredients	426	435	444	453	462	471	480	490	500	510	520	530	541	552
Royalties	36,602	37,334	38,081	38,843	39,619	40,412	41,220	42,044	42,885	43,743	44,618	45,510	46,420	47,349
Logistics	310,127	316,330	322,656	329,109	335,692	342,405	349,254	356,239	363,363	370,631	378,043	385,604	393,316	401,183
Severance Tax	976	996	1,015	1,036	1,057	1,078	1,099	1,121	1,144	1,166	1,190	1,214	1,238	1,263
Subtotal - Variable	(412,570)	(420,821)	(429,237)	(437,822)	(446,579)	(455,510)	(464,620)	(473,913)	(483,391)	(493,059)	(502,920)	(512,978)	(523,238)	(533,703)
Fixed Labor	153,442	156,510	159,641	162,833	166,090	169,412	172,800	176,256	179,781	183,377	187,044	190,785	194,601	198,493
Maint & Services Materials	71,426	72,855	74,312	75,798	77,314	78,860	80,438	82,046	83,687	85,361	87,068	88,810	90,586	92,397
Contract Maint. Services	6,983	7,123	7,265	7,411	7,559	7,710	7,864	8,021	8,182	8,345	8,512	8,683	8,856	9,033
Operating Supplies	7,158	7,301	7,447	7,596	7,748	7,903	8,061	8,222	8,386	8,554	8,725	8,900	9,078	9,259
Electric - Purchased	3,490	3,560	3,631	3,704	3,778	3,853	3,930	4,009	4,089	4,171	4,254	4,339	4,426	4,515
Tow Boat /Canal Lease	5,614	5,726	5,841	5,958	6,077	6,198	6,322	6,449	6,578	6,709	6,844	6,980	7,120	7,262
Mineral Lease	916	935	953	972	992	1,012	1,032	1,053	1,074	1,095	1,117	1,139	1,162	1,185
Insurance/Taxes	18,548	18,919	19,297	19,683	20,077	20,479	20,888	21,306	21,732	22,167	22,610	23,062	23,523	23,994
Other	9,806	10,002	10,202	10,406	10,614	10,827	11,043	11,264	11,489	11,719	11,953	12,192	12,436	12,685
Subtotal - Fixed	(277,383)	(282,931)	(288,589)	(294,361)	(300,248)	(306,253)	(312,378)	(318,626)	(324,998)	(331,498)	(338,128)	(344,891)	(351,789)	(358,824)
Contingency	(68,995)	(70,375)	(71,783)	(73,218)	(74,683)	(76,176)	(77,700)	(79,254)	(80,839)	(82,456)	(84,105)	(85,787)	(87,503)	(89,253)
Operating Cost	(758,948)	(774,127)	(789,609)	(805,401)	(821,509)	(837,940)	(854,698)	(871,792)	(889,228)	(907,013)	(925,153)	(943,656)	(962,529)	(981,780)
Depreciation	(50,994)	(52,014)	(53,054)	(54,115)	(55,197)	(56,301)	(57,427)	(58,576)	(59,747)	(60,942)	(62,161)	(63,404)	(64,672)	(65,966)
Operating Income	145,010	147,910	479,004	153,885	156,963	160,102	518,489	166,571	169,902	173,300	561,229	180,301	183,907	187,585
Income Taxes	37,703	38,457	124,541	40,010	40,810	41,627	134,807	43,308	44,175	45,058	145,920	46,878	47,816	48,772
Income After Tax	107,307	109,453	354,463	113,875	116,153	118,476	383,682	123,262	125,727	128,242	415,310	133,423	136,091	138,813
MOB Capital	(54,608)	(55,700)	(56,814)	(57,950)	(59,109)	(60,292)	(61,497)	(62,727)	(63,982)	(65,262)	(66,567)	(67,898)	(69,256)	(70,641)
Working Capital	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Net Operating Income After Tax	103,693	105,767	350,703	110,040	112,241	114,485	379,612	119,111	121,493	123,923	410,904	128,929	131,508	134,138
Cumulative Cash Flow	6,589,697	6,693,390	6,799,157	7,149,860	7,259,900	7,372,140	7,486,626	7,866,237	7,985,348	8,106,841	8,230,764	8,641,668	8,770,597	8,902,104

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Table 19-1: Life of Mine Cash Flow Analysis (continued):

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Cost Sensitivities		After Tax IRR	After Tax NPV ('000s)
Expected Case		7.9%	$98,465
Mining Cost	20% Increase	2.6%	-$71,293
	10% Increase	5.4%	$13,586
	10% Decrease	10.3%	$183,345
	20% Decrease	12.8%	$268,225
Capital Expenditures	20% Increase	6.1%	$63,505
	10% Increase	6.9%	$80,985
	10% Decrease	9.1%	$115,945
	20% Decrease	10.8%	$133,426
Table 19-2: Sensitivity Analysis: Cost Factors

Price Sensitivity		After Tax IRR	After Tax NPV ('000s)
Expected Case		7.9%	$98,465
Expected Average Selling Price	20% Increase	10.7%	$198,856
	10% Increase	9.3%	$148,193
	10% Decrease	6.3%	$49,609
	20% Decrease	0.0%	-$1,569
Table 19-3: Sensitivity Analysis: Price

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20	Adjacent Properties
The property is bounded to the north and south by water and low-elevation marginal wetlands. The elevated topography associated with the Cote Blanche Island is driven by the up thrust of the salt diapir though overlying sediments. Thus, the margin of Cote Blanche Island generally mimics the margin of the salt dome, and thus the extent of any potential mineralization. Thus, there is no possibility of expanding production beyond the current property or lease.
Adjacent properties are used for ancillary support, including barge loading, indexing barges to water-based transportation networks including the Intracoastal Waterway and eventually the Mississippi River network, as well as personnel access to the island via ferry.

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21	Other Relevant Data and Information
All data relevant to the associated mineral reserves and mineral resources have been included in the sections of this Technical Report Summary.

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22	Interpretation and Conclusions
The Cote Blanche Mine has a long history of mining salt from the diapir that forms Cote Blanche Island. This history includes a wealth of knowledge on how the ore behaves during mining, quality of the ore, the geomechanical properties of salt to enable safe and sustainable mining practices.
The modeling and analysis of the Company’s resources and reserves has been developed by Company mine personnel and reviewed by several levels of internal management, including the QP. The development of such resources and reserves estimates, including related assumptions, was a collaborative effort between the QP and Company staff.

22.1	Mineral Resource
The Company’s salt-producing locations do not utilize exploration in the development of their assumptions around mineral resources or reserves. The mineral deposits are restricted in access by bodies of water, and industry techniques used for geological exploration for other types of mineral deposits, specifically collection of rock core from drilling, can be degradational to the salt ore being assessed. Given the nature of the salt mineral and each site’s proximity to water bodies, this limitation impedes the validation of mineral resources and reserves using exploration drilling techniques. Accordingly, geophysical techniques are utilized at Cote Blanche to assist in mine planning, and to verify that there are no obstructions ahead of advancement of the mine in the form of geological anomalies or structural features, such as faults that could affect future mining. In conducting these geophysical campaigns, including in-seam seismic and ground penetrating radar technologies, the Company is able to identify the continuity of ore-body ahead of mining. Unlike Goderich, in-seam directional drilling is not conducted at Cote Blanche because of the finite lateral extent of the diapir, and risks associated with intersecting the margin of the diapir.
Geological modeling and mine planning efforts serve as a base assumption for resource estimates at each significant salt-producing location. These outputs have been prepared by both Company personnel and third-party consultants, and the methodology is compared to industry best practices. Mine planning decisions, such as mining height, execution of mining and ground control, are determined and agreed upon by Company management. Management adjusts forward-looking models by reference to historic mining results, including by reviewing performance versus predicted levels of production from the mineral deposit, and if necessary, re-evaluating mining methodologies if production outcomes were not realized as predicted. Ongoing mining and interrogation of the mineral deposit, coupled with product quality validation pursuant to industry best practices and customer expectations, provides further empirical evidence as to the homogeneity, continuity and characteristics of the mineral resource. Ongoing quality validation of production also provides a means to monitor for any potential changes in ore-body quality. Also, ongoing monitoring of ground conditions within the mine, surveying for evidence of subsidence and other visible signs of deterioration that may signal the need to re-evaluate rock mechanics and structure of the mine ultimately inform extraction ratios and mine design, which underpin mineral reserve estimates.

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Cote Blanche Mine - Technical Report Summary	103

22.2	Mineral Reserves
The Cote Blanche Mine deposit supports continued successful exploitation, given the size, grade, metallurgical characteristics, developed infrastructure, and the knowledge and experience of the individuals engaged in the project. The uncertainty and risk associated with the historic exploration data was mitigated where possible, through continued knowledge gained in the extraction and interrogation of the salt deposit, annual in-seam seismic campaigns and mud-rotary diapir surface validation drilling.
When determining the differences between resources and reserves, management developed specific criteria, each of which must be met to qualify as a resource or reserve, respectively. These criteria, such as demonstration of safety, operational sustainability, integrity of the mine workings, economic viability, points of reference, and grade that are specific and attainable. The QP believes the criteria for the purposes of estimating resources and reserves are reasonable. Calculations using these criteria are reviewed and validated by the QP. Estimations and assumptions were developed independently for Cote Blanche.

22.3	Financials
Sensitivity analysis indicates the following conclusions from the life of mine cash-flow analysis.
•If mining operating costs were to increase 20% from those currently estimated, the project would still remain viable by interpolation of the sensitivities shown in Table 19-1.
•If capital construction costs were to increase 20% from those currently estimated, the project would still remain viable by interpolation of the sensitivities shown in Table 19-1.
•The facility can also withstand a decrease in average selling price of 16.5% from those currently estimated, which equates to $51.89/ton, according to the sensitivities shown in Table 19-1. As modelled, the NPV of the project would be negative at 20% reduction in average selling price.

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Cote Blanche Mine - Technical Report Summary	104

23	Recommendations
Based on financial and technical measures, and positive economic benefits, and project developments to date, it is recommended that Cote Blanche Mine project continue production.

23.1	Geology and In-Seam Seismic
The QP recommends that the Cote Blanche Mine continue with routine in-seam seismic campaigns to verify the competency of the ore within 1,000 feet of the mining face as a mitigative step to avoid inadvertent mining into a significant anomaly such as a fault or salt-stock sheer zone, a sandstone inclusion, or an unmapped margin of the diapir.

Activity	Cost (US$)
Annual in-seam seismic campaign	$100,000
Ground Penetrating Radar Campaigns	$100,000
Total Estimated Cost	$200,000

Table 23-1: Summary of Annual Costs for Recommended Work

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24	References
DMT Geosciences Ltd. 2016 seismic study, “Seismic Survey at North Panel and East Panel (DMT: CA-2016-01042), Cote Blanche Salt mine Survey Report”
Maptec, 2003 Mineral Reserves Analysis, Prepared for Salt Holdings Corporation
Molinda, G.M., 1988, Investigation of methane occurrence and outbursts in the Cote Blanche domal salt mine, Louisiana: U.S. Bureau of Mines Investigations, RI-9186, 21 p.
CIM Estimation Best Practice Committee, 2003: Guidelines for Industrial Minerals.
SRK, 2017: Compass_2016_Audit_Report_Vol_3-CoteBlanche_395700 250_Rev08_20170215
White, R.M. & C.A. Speirs 1983. Characterization of salt domes for storage and waste disposal. In Proc. Of 6th Int. Symp. On Salt, The Salt Institute, Virginia, Vol 1, pp. 511-518.
Pfeifle et al., January 1995. Correlation of Chemical, Mineralogic, and Physical Characteristics of Gulf Coast Dome Salt to Deformation and Strength Properties. RESPEC Inc.
Golder, August 2020, High-Level Geotechnical Evaluation of the Salt Dome – Cote Blanche Mine
White, R.M. & C.A. Speirs 1983. Characterization of salt domes for storage and waste disposal. In Proc. Of 6th Int. Symp. On Salt, The Salt Institute, Virginia, Vol 1, pp. 511-518.
Martin, Angel, Whiteman, C.D. Hydrology of the Coastal Lowlands Aquifer System in Parts of Alabama, Florida, Louisiana, and Mississippi, U.S. Geological Survey Professional Paper 1416-H

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Cote Blanche Mine - Technical Report Summary	106

25	Reliance on Information Provided by Registrant
The QP has relied upon Compass Minerals’ information and data in completing this TRS, in addition to written reports and statements of other individuals and companies with whom it does business. Materials provided by Compass Minerals include permits, licenses, historic exploration data, production records, equipment lists, geologic and ore body resource and reserve information, mine modeling data, financial data and summaries, plant equipment specifications and summaries, and plant process information. It is believed that the basic assumptions are factual and accurate, and that the interpretations are reasonable. This data has been relied upon in the mine planning, capital and cost planning, and audited. There is no reason to believe that any material facts have been withheld or misstated. The QP has taken all appropriate steps, in its professional judgment, to ensure that the work, information, or advice from outside governmental agencies and historic engineering and design studies is sound and the QP does not disclaim any responsibility for this Technical Report Summary.

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26	Date and Signature Page
Signed on December 14, 2022

Prepared by a Qualified Person

/s/ Joseph Havasi
Joseph Havasi, CPG-12040